UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577-2543

April 23, 2012

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc. The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Friday, June 1, 2012, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036.

The business to be conducted at the Meeting is outlined in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. The annual report for the year ended December 31, 2011 is also enclosed.

The shares represented by your proxy will be voted at the Annual Meeting of Stockholders as therein specified (if the proxy is properly executed, returned and not revoked). Accordingly, we request that you promptly sign, date and mail the enclosed proxy in the accompanying prepaid envelope provided for your convenience. You may revoke your proxy at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting of Stockholders and voting in person. Attending the Annual Meeting of Stockholders in and of itself will not constitute a revocation of a proxy.

Sincerely,

EUGENE I. DAVIS Chairman of the Board of Directors

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 WESTCHESTER AVENUE

PURCHASE, NEW YORK 10577-2543

Notice of 2012 Annual Meeting of Stockholders

To be held on June 1, 2012

We will hold the 2012 Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, on Friday, June 1, 2012, at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036, for the following purposes:

1.	To elect a board of directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2012;

3.	To hold a non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers;

4.	To approve the performance criteria under the 2007 Incentive Plan for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

5.	To transact such other business, if any, as may properly come before the meeting and any adjournments thereof.

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only stockholders of record at the close of business on April 2, 2012, which date has been fixed as the record date for notice of the Annual Meeting of Stockholders, are entitled to receive this notice and to vote at the meeting and any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS ANNUAL MEETING OF STOCKHOLDERS IN PERSON, BUT IF YOU CANNOT, PLEASE SIGN AND DATE THE ENCLOSED PROXY. RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

WILLIAM J. FLYNN President and Chief Executive Officer

April 23, 2012

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577-2543

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 1, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 1, 2012, at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 at 10:00 a.m., local time, and at any adjournments or postponements of the Annual Meeting. It is expected that this Proxy Statement and the accompanying proxy will first be mailed or delivered to stockholders beginning on or about April 24, 2012. Proxies may be solicited in person, by telephone or by mail, and the costs of such solicitation will be borne by AAWW.

AAWW was incorporated in Delaware in 2000. Our principal executive offices are located at 2000 Westchester Avenue, Purchase, New York 10577, and our telephone number is (914) 701-8000. AAWW is a holding company with a principal operating subsidiary, Atlas Air, Inc. (“Atlas”), which is wholly-owned. It also maintains a 49 percent interest in Global Supply Systems Limited (“GSS”) and has a 51 percent economic interest and a 75 percent voting interest in Polar Air Cargo Worldwide, Inc. (“Polar”). AAWW is also the parent company of several wholly-owned subsidiaries related to our dry leasing services (collectively referred to as “Titan”). We are the leading global provider of outsourced aircraft and aviation services, and we operate the world’s largest fleet of Boeing 747 freighter aircraft. Except as otherwise noted, AAWW, Atlas, and Titan (along with all other entities included in AAWW’s consolidated financial statements) are collectively referred to herein as the “Company,” “AAWW,” “we,” “us,” or “our.”

ABOUT THE ANNUAL MEETING

At our Annual Meeting, the holders of shares of our Common Stock, par value $0.01 per share (the “Common Stock”), will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, in addition to transacting such other business, if any, as may properly come before the meeting or any adjournments thereof. The shares represented by your proxy will be voted as indicated on your proxy, if properly executed. If your proxy is properly signed and returned, but no directions are given on the proxy, the shares represented by your proxy will be voted:

•	FOR the election of the director nominees named herein, to serve until the 2013 Annual Meeting or until their successors are elected and qualified (Proposal No. 1);

•	FOR ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2012 (Proposal No. 2);

•	FOR the adoption, on a non-binding, advisory basis, of a resolution approving the compensation of our Named Executive Officers (the “Say on Pay” vote) (Proposal No. 3); and

•

FOR approving the performance criteria under the AAWW 2007 Incentive Plan (as amended) (the “Incentive Plan” or the “2007 Plan”) for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (Proposal No. 4).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2012

This Proxy Statement and the AAWW 2011 Annual Report are available for downloading, viewing and printing at http://www.ezodproxy.com/atlasair/2012.

In addition, if any other matters are properly submitted to a vote of stockholders at the Annual Meeting, the accompanying form of proxy gives the proxy holders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by our Board of Directors, or if no recommendation is given, in the proxy holders’ discretion.

Record Date and Voting Securities

All of our stockholders of record at the close of business on April 2, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 26,421,640 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting. A description of certain restrictions on voting by stockholders who are not “U.S. citizens,” as defined by applicable laws and regulations, can be found in “Additional Information — Limited Voting by Foreign Owners” at the end of this Proxy Statement.

Shares Registered in the Name of a Bank, Broker or Nominee

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. You should note that if you hold your shares through a brokerage firm, a bank or other nominee, the broker, bank or other nominee that holds the stock will not be able to vote your shares on any proposal other than the appointment of PricewaterhouseCoopers LLP, unless you have provided specific voting instructions. See “Broker Non-Votes” and “Quorum, Vote Required” below for additional information.

If you hold your shares directly in your own name, they will not be voted if you do not vote them at the Annual Meeting or provide a proxy.

Broker Non-Votes

A broker “non vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. As discussed above, if you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares may not be voted with respect to the following non-routine proposals:

•	Proposal 1 (election of the Company’s Directors);

•	Proposal 3 (the Say on Pay vote); and

•	Proposal 4 (approval of the performance criteria under the 2007 Plan for compliance with Section 162(m) of the Code).

We do not expect to have any broker non-votes with respect to Proposal 2, which is routine and which provides for the ratification of the selection of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2012.

Quorum, Vote Required

A majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the number of shares of Common Stock present in person and by proxy at the Annual Meeting does not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal 1: Election of Directors. Members of the Board are elected by a plurality of the votes cast at the Annual Meeting. This means that the director nominees with the most votes will be elected. Shares voting “Abstain” or broker non-votes will have no effect on the election of Directors. A “Withhold” vote with respect to any Director nominee will have the effect of a vote against such nominee. Brokers, banks and other nominees have no discretionary voting power in respect of this item.

Proposal 2: Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012. The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to ratify the selection of PricewaterhouseCoopers LLP. Shares voting “Abstain” or broker non-votes will have no effect on the ratification of the selection of PricewaterhouseCoopers LLP. Brokers, banks and other nominees have discretionary voting power in respect of this item.

Proposal 3: Advisory Vote Approving the Compensation of the Company’s Named Executive Officers. Because Proposal 3 asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our Named Executive Officers. Shares voting “Abstain” or broker non-votes will have no effect on this non-binding advisory vote. Brokers, banks and other nominees have no discretionary voting power in respect of this item.

Proposal 4: Approval of the performance criteria under AAWW’s 2007 Incentive Plan (as amended). The affirmative vote of a majority of the shares represented at the Annual Meeting, either in person or by proxy and entitled to vote on this proposal, is required to approve the performance criteria under the 2007 Plan for compliance with Section 162(m) of the Code. Shares voting “Abstain” or broker non-votes will have no effect on the approval of this amendment. Brokers, banks and other nominees have no discretionary voting power in respect of this item.

Revocability of Proxies

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Annual Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee you that you will be able to revoke your proxy or attend and vote at the Annual Meeting.

Proxy Solicitation

This proxy solicitation is being made by our Board, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist us in the solicitation of proxies and will pay Morrow & Co. a fee estimated not to exceed $8,000, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

STOCK OWNERSHIP

The following table sets forth, as of April 2, 2012, information regarding beneficial ownership of our Common Stock by:

•	Each stockholder who is known by us to own beneficially 5% or greater of the Common Stock;

•	Each Director;

•	Each of our Named Executive Officers; and

•	All of our Executive Officers and members of our Board as a group.

Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that stockholder. The number of shares of Common Stock beneficially owned is determined under rules issued by the Securities and Exchange Commission (the “SEC”). This information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 2, 2012, through the exercise of any stock option or other right. The number of shares of our Common Stock issued and outstanding as of April 2, 2012 was 26,421,640.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (a)	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc. (b)	2,068,411	7.8%
40 East 52nd Street
New York, NY 10022
Lord, Abbett & Co. LLC (c)	1,938,872	7.3%
90 Hudson Street
Jersey City, NJ 07302
Piper Jaffray Companies (d)	1,535,847	5.8%
800 Nicollet Mall – Suite 800
Minneapolis, MN 55402
Dimensional Fund Advisors (e)	1,424,546	5.4%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
AllianceBernstein L.P. (f)	1,388,474	5.3%
1345 Avenue of the Americas
New York, NY 10105
Directors:
Robert F. Agnew	20,068	*
Timothy J. Bernlohr	19,857
Eugene I. Davis	58,261	*
James S. Gilmore III	24,557	*
Carol B. Hallett	20,557	*
Frederick McCorkle	28,068	*
Director and Named Executive Officer:
William J. Flynn	206,497	*
Other Named Executive Officers:
John W. Dietrich	54,378	*
Michael T. Steen	26,543	*
Adam R. Kokas	37,852	*
Spencer Schwartz	12,553	*
All directors and executive officers as a group (12 persons, including the persons listed above)	509,541	1.9%

*	Represents less than 1% of the outstanding shares of Common Stock.

(a)	For members of the Board of Directors, includes restricted stock units scheduled to vest on May 31, 2012. For executive officers, includes shares subject to options exercisable as of April 2, 2012 as follows:

William J. Flynn	47,027
John W. Dietrich	—
Michael T. Steen	—
Adam R. Kokas	9,246
Spencer Schwartz	—

(b)	This information is based on a Schedule 13G/A dated January 20, 2012 and filed with the SEC on February 13, 2012. We have not made any independent determination as to the beneficial ownership of this stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or their shares in this table.

(c)	This information is based on a Schedule 13G dated February 14, 2012 and filed with the SEC on the same day. As set forth in this filing, Lord, Abbett has sole voting power over 1,721,827 shares and sole dispositive power with regard to 1,938,872 shares. We have not made any independent determination as to the beneficial ownership of this stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or their shares in this table.

(d)	This information is based on a Schedule 13G dated February 14, 2012 and filed with the SEC on the same day. We have not made any independent determination as to the beneficial ownership of this stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or their shares in this table.

(e)	This information is based on a Schedule 13G dated February 10, 2012 and filed with the SEC on February 13, 2012. As set forth in this filing, Dimensional Fund Advisors has sole voting power over 1,385,492 shares and sole dispositive power with regard to 1,424,546 shares. We have not made any independent determination as to the beneficial ownership of this stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or their shares in this table.

(f)	This information is based on a Schedule 13G dated February 13, 2012 and filed with the SEC on the same day. As set forth in this filing, AllianceBernstein has sole voting power over 1,194,491 shares, sole dispositive power with regard to 1,365,662 shares and shared dispositive power over 22,812 shares. We have not made any independent determination as to the beneficial ownership of this stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or their shares in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires certain of our executive officers, as well as our Directors and persons who own more than ten percent (10%) of a registered class of AAWW’s equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the reporting forms received by us or written representations from reporting persons, we believe that during the last fiscal year all executive officers and Directors complied with their filing requirements under Section 16(a) for all reportable transactions during the year.

Certain Relationships and Related Person Transactions

Our Code of Conduct Applicable to our Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors (the “Code of Ethics”), which is available on our website at www.atlasair.com under the Corporate Background section, provides that such officers and Directors should follow the guidelines outlined in our Employee Handbook and Code of Conduct and communicate any potential or actual conflicts of interest (however immaterial) to the Chairman of the Audit Committee of the Board of Directors, so that an objective, third-party review can be made of the matter. Pursuant to our Audit Committee Charter, which is also available on our website at www.atlasair.com, the Audit Committee reviews reports and disclosures of insider and affiliated party transactions and/or conflicts of interest or potential conflicts of interest involving corporate officers and members of the Board of Directors. The Audit Committee, when appropriate, will also review and approve any involvement of corporate officers and members of the Board of Directors in matters that might constitute a conflict of interest or that may otherwise be required to be disclosed as a related party transaction under SEC regulations. Our Nominating and Governance Committee separately determines Director Independence as summarized in “Director Independence” below.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-laws provide for no fewer than one and no more than eleven directors, with the exact number to be fixed by our Board of Directors. Our Board currently consists of seven Directors. The current term of all of our Directors expires at the Annual Meeting.

Our Directors have been recommended for nomination by our Nominating and Governance Committee and nominated by our Board for election at the Annual Meeting. In making its recommendations for nomination, the Nominating and Governance Committee evaluated the size and composition of the Board and reviewed each member’s skills, characteristics and independence.

Each nominee has consented to be named as a nominee for election as a Director and has agreed to serve if elected. Except as otherwise described below, if any of the nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for substitutes designated by our Board of Directors, unless the Board chooses to reduce further the number of Directors. Management is not aware of any circumstances that would render any nominee unavailable. At the Annual Meeting, Directors will be elected to hold office until the 2013 Annual Meeting or until their successors are elected and qualified, as provided in our By-laws. The Board believes that each of the nominees listed brings strong skills and experience to the Board, giving the Board as a group the appropriate skills to exercise its responsibilities.

The following list sets forth the names of our incumbent Directors up for election. Additional biographical information concerning these individuals is provided as of April 20, 2012 in the text following the list:

Eugene I. Davis

Robert F. Agnew

Timothy J. Bernlohr

William J. Flynn

James S. Gilmore III

Carol B. Hallett

Frederick McCorkle

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Nominees for Director

Eugene I. Davis, age 57, has been the Chairman of our Board of Directors and a member of our Audit Committee and our Compensation Committee since July 2004 and of our Nominating and Governance Committee since March 2006. Mr. Davis is Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law.

Mr. Davis is also a director of DEX One Corp., Global Power Equipment Group Inc., Spectrum Brands, Inc., WMI Holdings Corp., and U.S. Concrete, Inc. He is also a director of Trump Entertainment Resorts, Inc. and Lumenis Ltd., whose common stock is registered under the Securities Exchange Act of 1934 but does not publicly trade. Mr. Davis is also on the Board of GSI Group, Inc. but is not standing for election as a director at the 2012 annual meeting. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Footstar, Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Knology, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., Tipperary Corporation, Viskase, Inc. and YRC Worldwide,

Inc. As a result of these and other professional experiences, coupled with his strong leadership qualities, Mr. Davis possesses particular knowledge and experience in the areas of strategic planning, mergers and acquisitions, finance, accounting, capital structure and board practices of other corporations that benefits our Company and its Board of Directors.

Robert F. Agnew, age 61, has been a member of our Board since July 2004, Chairman of our Audit Committee since June 2006 and a member of our Nominating and Governance Committee since March 2006. Mr. Agnew is President and Chief Executive Officer of Morten Beyer & Agnew, an international aviation consulting firm experienced in the financial modeling and technical due diligence of airlines and aircraft funding. Mr. Agnew has over 30 years experience in aviation and marketing consulting and has been a leading provider of aircraft valuations to banks, airlines and other financial institutions worldwide. Previously, he served as Senior Vice President of Marketing and Sales at World Airways. Mr. Agnew began his commercial aviation career at Northwest Airlines, where he concentrated on government and contract sales, schedule planning and corporate operations research. Earlier, he served in the U.S. Air Force as an officer and instructor navigator with the Strategic Air Command. Mr. Agnew is a graduate of Roanoke College and holds a master’s degree in business administration from the University of North Dakota. Mr. Agnew is also a member of the Board of Directors of TechPubs LLC and Stanley-Martin Communications, LLC (both privately-held businesses). In addition, he serves on the Military Airlift Committee of The National Defense Transportation Association. As a result of these and other professional experiences, Mr. Agnew possesses particular knowledge and experience in the areas of civil and governmental aviation that benefits our Company and its Board of Directors.

Timothy J. Bernlohr, age 53, has been a member of our Board since June 2006 and a member of our Audit Committee and Nominating and Governance Committee since that time. Mr. Bernlohr is the founder and managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. Mr. Bernlohr founded the consultancy in 2005. Mr. Bernlohr is the former President and Chief Executive Officer of RBX Industries, Inc., which was a nationally recognized leader in the design, manufacture, and marketing of rubber and plastic materials to the automotive, construction, and industrial markets. RBX was sold to multiple buyers in 2004 and 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products divisions of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr also serves as lead director of Chemtura Corporation and as a director of Rock-Tenn Company. Within the last five years, he was a director of Smurfit Stone Container Corporation, Ambassadors International, Inc. and WCI Steel, Inc. Mr. Bernlohr is a graduate of The Pennsylvania State University. As a result of these and other professional experiences, Mr. Bernlohr possesses particular knowledge and experience in operations, finance, accounting, strategic planning and corporate governance that benefits our Company and its Board of Directors.

William J. Flynn, age 58, has been our President and Chief Executive Officer since June 2006 and has been a member of the Board of Directors since May 2006. Mr. Flynn has a 30 year career in international supply chain management and freight transportation. Prior to joining us, Mr. Flynn served as President and Chief Executive Officer of GeoLogistics Corporation since 2002 where he led a successful turnaround of the company’s profitability and the sale of the company in September 2005. Prior to his tenure at GeoLogistics, Mr. Flynn served as Senior Vice President at CSX Transportation from 2000 to 2002. Mr. Flynn spent over 20 years with Sea-Land Service, Inc., a global provider of container shipping services. He served in roles of increasing responsibility in the U.S., Latin America and Asia. He ultimately served as head of the company’s operations in Asia. Mr. Flynn is also a director of Republic Services, Inc. He served as a director of Horizon Lines, Inc. from November 2006 to April 2012. Mr. Flynn holds a Bachelors degree in Latin American studies from the University of Rhode Island and a Masters degree in the same field from the University of Arizona. As a result of these and other professional experiences, Mr. Flynn possesses particular knowledge and experience in international operations, accounting, finance and capital structure that benefits our Company and its Board of Directors. Mr. Flynn represents management on the Board as the sole management, non-independent Director.

James S. Gilmore III, age 62, has been a member of our Board since 2004, a member of our Nominating and Governance Committee since March 2006, and the Chairman of such Committee since June 2006. Mr. Gilmore, an attorney who is currently working as a business consultant through Gilmore Global Group, L.L.C., was the 68th Governor of the Commonwealth of Virginia, serving in that office from 1998 to 2002. He was a partner in the law firm of Kelley Drye & Warren LLP from 2002 to 2008, where he served as the Chair of the firm’s Homeland Security Practice Group and where his practice also focused on corporate, technology, information technology and international matters. He was recently named President and Chief Executive Officer of the Free Congress Foundation, an entity that offers bi-partisan conservative solutions to domestic fiscal challenges. In 2003, President George W. Bush appointed Mr. Gilmore to the Air Force Academy Board of Visitors, and he was elected Chairman of the Air Force Board in the fall of 2003. Mr. Gilmore served as the Chairman of the Republican National Committee from 2001 to 2002. He also served as Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism involving Weapons of Mass Destruction, a national panel established by Congress to assess federal, state and local government capabilities to respond to the consequences of a terrorist attack. Also known as the “Gilmore Commission,” this panel was influential in developing the Office of Homeland Security. Mr. Gilmore is a graduate of the University of Virginia and the University of Virginia School of Law. He is also a director of CACI International Inc. Within the last five years, Mr. Gilmore served as a Director of Barr Laboratories, Inc., IDT Corporation, Windmill International (a privately-held business) and Everquest Financial Ltd. (also a privately-held business). During this timeframe, he was also a member of the advisory board of Unisys Corporation and the federal advisory board of Hewlett-Packard Company. As a result of these and other professional experiences, Mr. Gilmore possesses particular knowledge and experience in legal/regulatory and governmental affairs that benefits our Company and its Board of Directors.

Carol B. Hallett, age 74, has been a member of our Board since June 2006 and a member of our Compensation Committee since that time. She has been of counsel at the U.S. Chamber of Commerce since 2003. From 1995 to 2003, Ms. Hallett was President and Chief Executive Officer of the Air Transport Association of America (ATA), Washington, D.C., the nation’s oldest and largest airline trade association. Prior to joining the ATA, Ms. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from 1993 to 1995. From 2003 to 2004, she was chair of Homeland Security at Carmen Group, Inc., where she helped develop the homeland security practice for the firm. Ms. Hallett is also a director of Rolls Royce-North America (a unit of Rolls Royce Group plc) since 2003 and G48-Government Solutions (a privately-held business) since 2006. In addition, she has been appointed by the Secretaries of Treasury and Homeland Security to serve on the Customs Oversight Advisory Committee (COAC) for a two-year period ending in 2013. Within the last five years, she was a director of Horizon Lines, Inc. (from November 2011 to April 2012) and Mutual of Omaha Insurance Company (from 1998 to 2008), as well as a member of the National Security Advisory Committee for CSC (from 2008 to 2011). As a result of these and other professional experiences, Ms. Hallett possesses particular knowledge and experience in national and international trade, transportation and security issues that benefits our Company and its Board of Directors.

Frederick McCorkle, age 67, has been a member of our Board and Compensation Committee since July 2004 and a member of our Nominating and Governance Committee since March 2006. General McCorkle has served as Chairman of the Compensation Committee since June 2006. General McCorkle retired from the U.S. Marine Corps in October 2001 after serving since 1967. He last served as Deputy Commandant for Aviation, Headquarters, Marine Corps, Washington, D.C. General McCorkle is a graduate of East Tennessee State University and holds a master’s degree in Administration from Pepperdine University. He is currently a Senior Advisor and a member of the board of directors of GKN Aerospace North America, Inc. (a unit of GKN plc.). He is also a member of the board of directors of Lord Corporation and Jura Corporation (both of which are privately-held businesses) and of Rolls-Royce North America (a unit of Rolls Royce Group plc). In addition to his board memberships, General McCorkle serves as a Senior Strategic Advisor for Timken Corporation, The

Boeing Company and AgustaWestland. As a result of these and other professional experiences, General McCorkle possesses particular knowledge and experience in military affairs and in civil and governmental aviation that benefits our Company and its Board of Directors.

CORPORATE GOVERNANCE, BOARD AND COMMITTEE MATTERS

Our Board held four in person meetings and nine telephonic meetings in 2011, including telephonic meetings held principally to discuss monthly financial results. Pursuant to Board policy, Directors are expected to attend all Board and Committee meetings, as well as our annual meeting of stockholders. Each Director attended at least 75% of the meetings of the Board and committees of the Board on which such Director serves. All of the Directors who were serving at the time of our 2011 annual meeting of stockholders attended the 2011 annual meeting.

Executive Sessions

The outside members of the Board, as well as our Board Committees, meet in executive session (with no management directors or management present) on a regular basis, and upon the request of one or more outside Directors, at least two times a year. The sessions are generally scheduled and chaired by Eugene I. Davis, the Chairman of the Board, and executive sessions of our committees are chaired, respectively, by Robert F. Agnew, Chairman of the Audit Committee, Frederick McCorkle, Chairman of the Compensation Committee, or James S. Gilmore III, Chairman of the Nominating and Governance Committee, as applicable. The executive sessions include whatever topics the outside Directors or Committee members deem appropriate.

Compensation of Outside Directors

Cash Compensation.    As of the date of this Proxy Statement, each of our outside Directors is paid $50,000 in cash compensation annually, which is payable quarterly in advance, and also receives the following additional cash compensation as applicable:

Standing Committee Membership

•	Each member of the Audit Committee, $15,000 annually;

•	Each member of the Compensation Committee, $5,000 annually; and

•	Each member of the Nominating and Governance Committee, $5,000 annually.

Chairman Position

•	Chairman of the Board, $100,000 annually; and

•	Chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, $25,000 annually.

Meeting Fees

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of $1,500 or $3,000 if such member is its Chairman;

•

For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of $500 or $1,000 if such member is its Chairman; and

•	For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, all customary out-of-pocket expenses of such member are reimbursed.

Polar Board Compensation

Eugene I. Davis, our Chairman, has served as Chairman of Polar since June 28, 2007. In light of his increased responsibility resulting from the assumption of this position, beginning June 28, 2007, Mr. Davis receives an annual cash retainer of $50,000 (payable quarterly) and meeting fees in respect of meetings of the Polar Board of Directors, consistent with the meeting fees paid to the Company’s Directors for Company Board and Committee meetings as described above. Mr. Davis received fees totaling $8,000 for chairing various meetings of the Polar Board of Directors during 2011. Except for Mr. Davis, no other person is compensated by the Company for serving as a Director of Polar.

Equity Compensation

Restricted Stock Units.    Each of our Directors (other than Mr. Flynn) receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $100,000 ($175,000 in the case of Mr. Davis). The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of stockholders or (ii) the one-year anniversary of the date of grant.

In 2011, each of our Directors (other than Mr. Flynn) also received a one-time award of 2,000 restricted stock units (3,500 units in the case of Mr. Davis) that vest in four equal installments beginning on the first anniversary of the grant date.

Medical, Dental and Vision Care Insurance

Optional medical, dental and vision care coverage is made available to our non-employee Directors and their eligible dependents at a premium cost similar to that charged to Company employees. Non-employee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a non-employee Director opting not to stand for re-election to the Board.

2011 Total Compensation of Directors

The following table shows (i) the cash amount paid to each non-employee Director for his or her service as a non-employee director in 2011, and (ii) the grant date fair value of restricted stock units awarded to each non-employee Director in 2011, calculated in accordance with the accounting rules on share-based payments.

Name (1)	Fees Paid in Cash ($) (2)	Stock Awards ($) (3)	Total ($)
Eugene I. Davis	279,500	372,277	651,777
Robert F. Agnew	128,000	212,722	340,722
Timothy J. Bernlohr	95,000	212,722	307,722
James S. Gilmore III	101,500	212,722	314,222
Carol B. Hallett	76,500	212,722	289,222
Frederick McCorkle	120,000	212,722	332,722

(1)	This table does not include compensation paid to Mr. Flynn, the Company’s President and Chief Executive Officer. Mr. Flynn’s compensation is described in the sections covering executive compensation. He is not paid additional compensation for his service as a Director.

(2)	Includes amounts earned or paid to Mr. Davis in connection with his serving as Chairman of Polar.

(3)	The value of stock equals the grant date fair value of $56.38 per share.

Board Members’ Outstanding Equity Awards at Fiscal Year-End 2011

The table below shows outstanding equity awards for our outside Directors as of December 31, 2011. Market values reflect the closing price of our Common Stock on the NASDAQ Global Market on December 30, 2011, the last business day of 2011, which was $38.43 per share.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Eugene I. Davis	6/16/2011	3,500	(1)	134,505
	6/16/2011	3,103	(2)	119,248
Robert F. Agnew	6/16/2011	2,000	(1)	76,860
	6/16/2011	1,773	(2)	68,136
Timothy J. Bernlohr	6/16/2011	2,000	(1)	76,860
	6/16/2011	1,773	(2)	68,136
James S. Gilmore III	6/16/2011	2,000	(1)	76,860
	6/16/2011	1,773	(2)	68,136
Carol B. Hallett	6/16/2011	2,000	(1)	76,860
	6/16/2011	1,773	(2)	68,136
Frederick McCorkle	6/16/2011	2,000	(1)	76,860
	6/16/2011	1,773	(2)	68,136

(1)	These units vest on the earlier of the day immediately preceding the date of the 2012 Annual Meeting or June 16, 2012. The grant date fair value was $56.38 per share.

(2)	These units vest in four equal annual installments beginning on June 16, 2012. The grant date fair value was $56.38 per share.

Communications with the Board

The Board of Directors welcomes input and suggestions. Stockholders and other interested parties who wish to communicate with the Board may do so by writing to our Chairman, c/o Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. All communications received by Board members from third parties that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board. All communications received by Board members from third parties that relate to matters within the responsibility of one of the Board committees will be forwarded to the Chairman of the Board and the Chairman of the appropriate committee. All communications received by Board members from third parties that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are forwarded to AAWW’s General Counsel.

Board Effectiveness

To ensure that our Board of Directors and its Committees are performing effectively and in the best interest of the Company and its stockholders, the Board performs an annual assessment of itself, its Committees and each of its members. The assessment is done under the oversight of the Nominating and Governance Committee.

A copy of our Corporate Governance Principles can be found on the “Corporate Governance” page of the “Corporate Background” portion of our website at www.atlasair.com. Our Corporate Governance Principles are described in greater detail below.

Board Leadership Structure

Pursuant to our Corporate Governance Principles and our By-Laws, the Board of Directors determines the best leadership structure for the Company. The Board has no policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and that it is in the best interest of the Company and its stockholders for the Board to make a determination regarding this matter each time it elects a new Chief Executive Officer.

The Company has maintained separate roles for the Chairman of the Board and the Chief Executive Officer for over 10 years. Our Chairman, Mr. Davis, has been elected to this position annually by his fellow Directors. He presides over meetings of our Board of Directors, executive sessions of our non-management Directors and our annual meeting of stockholders. In addition, our Chairman reviews the agenda for our Board meetings with Mr. Flynn, our Chief Executive Officer, recommends Board committee appointments and responsibilities in conjunction with the Nominating and Governance Committee, and leads the evaluation process of our Chief Executive Officer. We currently believe that having an independent Chairman promotes a greater role for the non-executive Directors in the oversight of the Company, including oversight of material risks facing the Company, encourages active participation by the independent Directors in the work of our Board of Directors, and enhances our Board of Directors’ role of representing stockholders’ interests.

Board Oversight of Risk Management Process

The Board of Directors is responsible for oversight of the Company’s risk assessment and management process. The Board delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, and that Committee reports to the Board on its review. The Board also delegated risk management oversight to our Audit Committee, which reports the results of its review process to the Board. The Audit Committee’s process includes:

•	a review, at least annually, of our internal audit process, including the organizational structure and staff qualification, as well as the scope and methodology of the internal audit process; and

•

a review, at least annually, of our enterprise risk management plan to ensure that appropriate measures and processes are in place, including discussion of the major risk exposures identified by the Company, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

The Audit and Compensation Committees report to the Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk. In addition to the reports from the Audit and Compensation Committees, the Board periodically discusses risk oversight, included as part of its annual detailed corporate strategy review.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit, Safety, Security, Corporate Controller, Information Technology, Human Resources, Legal, Business Resiliency and Treasury Departments serve as the primary monitoring and testing functions for Company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

We believe that the division of risk management responsibilities as described above is an effective approach for addressing risks facing the Company.

Board Committees

Our Board maintains three standing committees, an Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a charter that details the committee’s responsibilities. The charters for all the standing committees of the Board of Directors are available in the Corporate Background section of our website located at www.atlasair.com and by clicking on the “Corporate Governance” link. The charters are also available in print and free of charge to any stockholder who sends a written request to the Secretary at Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577.

Nominating and Governance Committee

General

The Nominating and Governance Committee consists of Mr. Gilmore (Chairman) and Messrs. Agnew, Bernlohr, Davis and McCorkle, each of whom is an independent director within the meaning of the applicable rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). The principal functions of the Nominating and Governance Committee are to:

•	identify and approve individuals qualified to serve as members of our Board;

•	select director nominees for the next annual meeting of stockholders;

•	review at least annually the independence of our Board members;

•	oversee our Corporate Governance Principles; and

•	perform or oversee an annual review of the Chief Executive Officer, the Board and its committees.

The Nominating and Governance Committee held two in person meetings in 2011.

Director Qualifications

Our Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on our needs from time to time. Pursuant to the Skills and Characteristics for Directors criteria as provided in the Nominating and Governance Committee charter, the Board as a whole should possess core competencies in accounting, finance and disclosure, business judgment, management, crisis response, industry knowledge, international markets, leadership and strategy and vision. New and incumbent Directors are individually evaluated from a skills and characteristics perspective on several different factors, including having the following traits: high personal standards; the ability to make informed business judgments; literacy in financial and business matters; the ability to be an effective team member; a commitment to active involvement and an ability to give priority to the Company; no affiliations with competitors; achievement of high levels of accountability and success in his or her given fields; no geographical travel restrictions; an ability and willingness to learn the Company’s business; preferably experience in the Company’s business or in professional fields or in other industries or as a manager of international business so as to have the ability to bring new insight, experience or contacts and resources to the Company; preferably a willingness to make a personal substantive investment in the Company; preferably no direct affiliations with major suppliers, customers or contractors; and preferably previous public company board experience with good references. The Nominating and Governance Committee will also consider, in addition to whether such individuals have the aforementioned skills and characteristics, whether such individuals are independent, as defined in applicable rules and regulations of the SEC and NASDAQ. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Company does not have a formal policy regarding the diversity of its Directors. The Nominating and Governance Committee uses the criteria specified above when considering candidates for a Board seat and then searches for candidates that best meet those criteria without limitations imposed on the basis of race, gender or national origin. The Board will also take into account the nature of and time involved in a Director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to AAWW’s stockholders. Service on boards of other organizations must be consistent with our conflict of interest policies applicable to Directors and other legal requirements. The Nominating and Governance Committee identifies new Director candidates from a variety of sources, including recommendations submitted by stockholders.

Evaluation of Stockholder Nominees

Our Nominating and Governance Committee will consider stockholder recommendations for candidates to serve on the Board, provided that such recommendations are made in accordance with the procedures required under our By-laws and as described in this Proxy Statement under “Advance Notice Procedures” below. The Nominating and Governance Committee also has adopted a policy on security holder recommendations of Director nominees (the “Stockholder Nominating Policy”), which is subject to a periodic review by the Nominating and Governance Committee. Among other things, the Stockholder Nominating Policy provides that a stockholder recommendation notice must include the stockholder’s name, address and the number of shares beneficially owned, as well as the period of time such shares have been held, and should be submitted to: Attention: Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. A copy of our current Policy on Security Holder Recommendation of Director Nominees is available in the Corporate Background section of our website at www.atlasair.com. In evaluating stockholder nominees, the Board and the Nominating and Governance Committee seek to achieve a balance of knowledge, experience and capability. As a result, the Nominating and Governance Committee evaluates stockholder nominees using the same membership criteria set forth above under “Director Qualifications.”

Corporate Governance Principles

We have adopted Corporate Governance Principles, believing that sound corporate governance practices provide an important framework to assist the Board in fulfilling its responsibilities. The business and affairs of AAWW are managed under the direction of our Board, which has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management. An informed, independent and involved Board is essential for ensuring our integrity, transparency and long-term strength, and maximizing stockholder value. The Corporate Governance Principles address such topics as codes of conduct, Director nominations and qualifications, Board committees, Director compensation, conflicts and waivers of compliance, powers and responsibilities of the Board, Board independence, serving on other boards and committees, meetings, Director access to officers and other employees, stockholder communications with the Board, annual Board evaluations, financial statements and disclosure matters, delegation of power and oversight and independent advisors. A copy of our Corporate Governance Principles is available in the Corporate Background section of our website at www.atlasair.com.

Code of Ethics Applicable to the Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors

We have a long standing commitment to conduct our business in accordance with the highest ethical principles. We have adopted a Code of Ethics applicable to the Chief Executive Officer, Senior Financial Officers and Members of the Board of Directors that is monitored by our Audit Committee and that includes certain provisions regarding disclosure of violations and waivers of, and amendments to, the Code of Ethics by covered parties. Any person who wishes to obtain a copy of our Code of Ethics may do so by writing to Atlas Air Worldwide Holdings, Inc., Attn: Secretary, 2000 Westchester Avenue, Purchase, NY 10577. A copy of the Code of Ethics is available in the Corporate Background section of our website at www.atlasair.com under the heading “Code of Conduct”.

Employee Handbook and Code of Conduct

We also have adopted an Employee Handbook and Code of Conduct that sets forth the policies and business practices that apply to all of our employees and Directors. The Employee Handbook and Code of Conduct

addresses such topics as compliance with laws, moral and ethical conduct, equal employment opportunity, promoting a work environment free from harassment or discrimination and the protection of intellectual property and proprietary information, among other things.

Director Independence

Our Nominating and Governance Committee Charter includes categorical standards to assist the Committee in making its determination of Director independence within the meaning of the rules of the SEC and the Marketplace Rules of NASDAQ. The Nominating and Governance Committee will not consider a Director to be independent if, among other things, he or she was employed by us at any time in the last three years; has an immediate family member who is, or in the past three years was, employed by us as an executive officer; has accepted or has an immediate family member who has accepted any compensation from us in excess of $120,000 during a period of 12 consecutive months within the three years preceding the determination of independence (other than compensation for Board service, compensation to a family member who is a non-executive employee or benefits under a tax-qualified retirement plan or non-discretionary compensation); is, was or has a family member who is or was a partner, controlling stockholder or executive officer of any organization to which we made or from which we received payments for property or services in the current year or any of the past three fiscal years in an amount that exceeds the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for the year; is or has a family member who is employed as an executive officer of another entity where at any time during the last three years any of the Company’s executive officers serve or served on the entity’s compensation committee; or is or has a family member who is a current partner of the Company’s independent registered public accounting firm or was or has a family member who was a partner or employee of the Company’s independent registered public accounting firm who worked on the Company’s audit at any time during the last three years.

Pursuant to the Nominating and Governance Committee Charter and as further required by NASDAQ rules, the Nominating and Governance Committee made a subjective determination as to each outside Director that no relationship exists which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out his or her responsibilities as a Director. As part of such determination, the Nominating and Governance Committee examined, among other things, whether there were any transactions or relationships between AAWW and an organization of which a Director or director nominee has been a partner, stockholder or officer within the last fiscal year. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a Director is independent.

In accordance with its annual review and the policies and procedures outlined above, the Nominating and Governance Committee affirmatively determined that the following Directors nominated for election at the Annual Meeting are independent directors: Messrs. Agnew, Bernlohr, Davis, Gilmore and McCorkle and Ms. Hallett. The Nominating and Governance Committee also determined that Mr. Flynn is not independent pursuant to the NASDAQ rules and the Nominating and Governance Committee Charter because he is our President and Chief Executive Officer.

Audit Committee Report

The Audit Committee of the Board of Directors consists of three outside Directors, Messrs. Agnew (Chairman), Bernlohr, and Davis, each of whom is an independent Director within the meaning of the applicable rules and regulations of the SEC and NASDAQ (see also “Director Independence” above). The Board has determined that Mr. Davis is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee’s primary function, as set forth in its written charter, is to assist the Board in overseeing the:

•	quality and integrity of the financial statements of the Company;

•	independent registered public accounting firm’s qualifications and independence;

•	performance of the Company’s internal audit function and independent registered public accounting firm;

•	Company’s compliance with legal and regulatory requirements; and

•	effectiveness of the Company’s financial reporting process, disclosure practices and systems of internal controls for managing risk.

The Audit Committee is also responsible for appointing the independent registered public accounting firm, approving, in advance, audit and permitted non-audit services in accordance with the Committee’s pre-approval policy, which is described below, and monitoring the Company’s Code of Ethics (see also “Code of Ethics” above) and related party transactions. The Audit Committee held four in person meetings and three telephonic meetings in 2011.

The Audit Committee has reviewed and discussed AAWW’s audited consolidated financial statements for the fiscal year ended December 31, 2011 with management and with AAWW’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“pwc”). The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 — Communications with Audit Committees, as amended (PCAOB, AU section 380). The Audit Committee received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and satisfied itself as to the independence of the independent registered public accounting firm.

Based upon its reviews and discussions as described above, the Audit Committee recommended, and the Board of Directors approved, that AAWW’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Fees to Independent Registered Public Accounting Firm

Services provided to us by pwc for each of the last two fiscal years are described below (dollars in thousands):

	2011	2010
Audit Fees	$1,441	$1,522
Audit-Related Fees	3	5
Tax Fees	980	987

Total	$2,424	$2,514

Audit Fees represent professional services, including out-of-pocket expenses, rendered for the integrated audit of our consolidated financial statements, for reviews of our financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees in 2011 consist of a subscription for accounting research software and in 2010 consist of consultation on the accounting and disclosure treatment of transactions.

Tax Fees in 2011 and 2010 consist of tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with the Committee’s pre-approval policy. These services may include audit services, audit-related services, tax services and other services. Necessary approvals required between Audit Committee meetings must be pre-approved by the Audit Committee Chairperson, or such other

Audit Committee member who has been delegated this authority by the Audit Committee Chairperson. For any such approvals between meetings, a description is provided to the Audit Committee for discussion at its next regularly scheduled meeting. The Audit Committee has met with management and the independent registered public accounting firm to review and approve the overall plan and scope of the audit for the current year.

THE AUDIT COMMITTEE

Robert F. Agnew, Chairman

Timothy J. Bernlohr

Eugene I. Davis

Compensation Committee

Committee Responsibility.    The Compensation Committee of the Board of Directors was established by the Board to assist it in discharging and performing its duties with respect to senior management compensation, annual incentive compensation, equity compensation and succession planning, among other things. The Compensation Committee also is the administrator of our equity award plans. The Compensation Committee consists of three outside Directors, Mr. McCorkle (Chairman), Mr. Davis and Ms. Hallett, each of whom is an independent director within the meaning of applicable NASDAQ rules.

Process and Procedures

The Compensation Committee is responsible for reviewing, evaluating and establishing compensation plans, programs and policies for, and reviewing and approving the total compensation of, our executive officers at the level of senior vice president and above, including our President and Chief Executive Officer. The Compensation Committee also monitors the search for, and approves the proposed compensation for, any executive officers at the level of senior vice president and above, and periodically reviews and makes recommendations to the full Board regarding the compensation of Directors. In addition, the Compensation Committee retains and oversees the outside compensation consultant that provides advice regarding compensation decisions.

The Compensation Committee is required by its charter to meet at least four times annually. During 2011, the Compensation Committee held four in person meetings, three telephonic meetings, and acted by written consent on two occasions. The Compensation Committee meets regularly in separate sessions with the President and Chief Executive Officer, the General Counsel and Chief Human Resources Officer, and in executive session with outside counsel and the outside compensation consultant to discuss any matters that the Compensation Committee or any of these groups believes warrant the Compensation Committee’s attention. The Chairman may also request that other members of management, legal counsel, or other advisors attend the meetings of the Committee, but any individual whose performance or compensation is to be discussed at a Compensation Committee meeting does not attend such meeting (or the applicable portion of such meeting) unless specifically invited by the Compensation Committee, and the President and Chief Executive Officer is not present during voting or deliberations as to his compensation.

Role of Executive Officers in Compensation Process.    Except for discussions related to their own levels of compensation, Mr. Flynn and Mr. Kokas participate in portions of the Committee’s meetings to make recommendations to the Committee for the establishment, and ultimate payment, of annual incentive awards to executive officers at the level of senior vice president and above and long-term incentive awards to management, and for salary adjustments to our senior officers, as well as other compensation matters related to senior management.

Annually, either prior to or during the first quarter of each year, the Committee establishes the minimum performance objective required for any annual incentive award payment, as well as the year’s objectives for financial, operational and personal goals and objectives for senior executives to be taken into account in setting the performance range for each executive and determining the amount of each executive’s annual award payment, if any. Those criteria are recommended by the President and Chief Executive Officer and Chief Human Resources Officer, working together with the Company’s outside compensation consultant and outside counsel (at the request of the Committee), and are reviewed and ultimately established by the Committee. Our President and Chief Executive Officer and Chief Human Resources Officer also make recommendations to the Committee regarding our annual and long-term incentive plans, after review by the Company’s outside compensation consultant (at the request of the Committee).

Role of Compensation Consultants in the Compensation Process.    Towers Watson has served as the outside compensation consultant to the Committee since July 2007. The compensation consultant advises the Committee regarding compensation for our executive officers and reviews and advises on the Company’s annual incentive plan for senior executives and long-term incentive compensation plans. The Committee’s compensation consultant periodically reviews the salaries, annual and long-term incentive awards levels that we pay, and other benefits that we provide, to our executive officers so that it may advise the Committee whether compensation paid to our executives is competitive with companies and industries with which we compete for executive talent. At the direction of the Committee, the compensation consultant also works with management to develop a framework and performance measures for both the Company’s annual and long-term incentive plans. A representative from the Committee’s compensation consultant also generally participates in Compensation Committee meetings related to executive compensation and regularly communicates with the Chair of the Committee. In addition, the consultant assists the Committee in its risk assessment of the Company’s compensation policies and practices.

Towers Watson was engaged exclusively by the Committee during fiscal 2011 and neither Towers Watson nor any affiliate provided any other services on behalf of the Company. In order to ensure Towers Watson’s continued independence and to avoid any actual or apparent conflict of interest, neither Towers Watson nor any affiliate is expected to be engaged to perform any services beyond those provided to the Committee. The Committee has the sole authority to retain or replace Towers Watson as the Committee’s compensation consultant.

Risk Assessment of Compensation Policies.    The Compensation Committee, with the assistance of Towers Watson, has concluded that the Company’s compensation program is balanced and does not promote imprudent or excessive risk taking. The Company does not use highly leveraged short-term incentives that encourage short-term, high-risk strategies at the expense of long-term performance and value. The Compensation Committee and the full Board are heavily involved in setting target performance metrics consistent with the Company’s business strategy, and the Committee retains discretion to adjust downward actual incentive award payouts. The Company’s compensation programs reward consistent, long-term performance by heavily weighting long-term performance and equity compensation so that it rewards executives for strong operating performance and favorable financial performance. The Company has also established long-term incentive award metrics that test the Company’s results against peer companies over a three year period to ensure that award achievement levels are justified by comparative performance over the long term.

Compensation Discussion and Analysis

Introduction

AAWW’s financial performance for 2011 was excellent in a turbulent market environment, both relative to peers and on an absolute basis. We reported:

•	Pre-tax income of $157.0 million, the second highest such amount in the Company’s history;

•	Adjusted net income attributable to common stockholders of $108.8 million and GAAP net income attributable to common stockholders of $96.1 million; and

•	Adjusted diluted earnings per common share of $4.12 and GAAP diluted earnings per share of $3.64.

These strong results were achieved notwithstanding global events, including the recent global economic downturn, foreign currency fluctuations and the European debt crisis, which had extraordinarily adverse effects on global freight shipments and on our business. In particular, commercial charter volumes and rates were materially impacted by the lack of a significant traditional holiday peak season, softer demand out of Asia and the return of aircraft capacity into the Asian markets during 2011. Our financial results were also adversely impacted by several other factors, including, but not limited to: Boeing’s ongoing delays in delivering the Company’s 747-8F aircraft, which the Company had contracted to put into service during 2011, pre-operating expenses related to the introduction of new aircraft types and a special charge for asset impairment and termination charges related to the retirement of the 747-200 fleet. In the context of many of these events and volatility in the financial markets generally, notwithstanding our strong results, the price of a share of our Common Stock declined 31.2% from $55.83 at year-end 2010 to $38.43 at year-end 2011. However, as recently as of April 17, 2012, the price of a share of our Common Stock was $48.17, representing an increase of 29.3% from December 31, 2009 and an increase of 25.3% from December 31, 2011.

Throughout this CD&A, we refer to our adjusted net income attributable to common stockholders and adjusted diluted EPS. A reconciliation of adjusted net income attributable to common stockholders and adjusted diluted EPS to the corresponding GAAP financial measures is contained on pages 42-43 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012.

Notwithstanding these challenges, we continued to successfully build a growth platform that will deliver substantial revenue and earnings growth in 2012 and beyond. The following lists several of our many strategic and operational achievements completed during 2011:

•	Delivered numerous customer service quality metrics at or close to maximum level;

•	Developed and implemented a comprehensive military passenger service;

•	Placed and received our first three 747-8F aircraft, and the next two scheduled for delivery, in long-term ACMI contracts;

•	Secured attractive financing for all of our 747-8F aircraft received or ordered;

•	Developed and implemented a 767 passenger platform;

•	Completed an industry leading labor contract;

•	Received IATA Operational Safety Audit re-certification for cargo and passenger operations without any findings.

Our ongoing commitment to a “pay for performance” philosophy continued in 2011, whereby a substantial portion of executive compensation was linked to both individual and Company performance. The following chart, based on our 2011 Summary Compensation Table, shows the percentage of total compensation (as reflected in such table) that consisted of fixed compensation and variable or performance-based compensation (long-term performance units are assumed to be earned at the target level for purposes of our Summary Compensation Table). For purposes of this chart and the others appearing below, we have taken the percentages applicable to our five Named Executive Officers (the “NEOs” or the “Named Executive Officers”).

The following chart shows the same information as presented directly above, except the percentages valuing the long-term performance units granted in 2011 are assumed to be earned at the maximum level:

We also continue to emphasize a mix of cash compensation (salary), short-term performance-based compensation (Annual Incentive Plan), long-term equity compensation (consisting of both time-based vesting and performance-based equity grants) and retirement benefits. The following chart, based on our 2011 Summary Compensation Table, shows the percentage of total compensation (as reflected in such table) that consisted of salary, retirement benefits, annual performance-based incentive compensation, and long-term equity compensation (long-term performance units are assumed to be earned the at target level for purposes of our Summary Compensation Table).

The following chart shows the same information as presented directly above, except the percentages valuing the long-term performance units granted in 2011 are assumed to be earned at the maximum level:

Key performance metrics, consisting of earnings growth and return on invested capital measured against a select group of transportation-related companies, are used to determine the level of payouts under our long-term performance-based awards, creating a strong link between pay and operating performance, the elements of our business that our officers are most able to influence. Over the 2009-2011 period, AAWW’s relative performance on these financial and operational performance metrics placed it in the 56th-75th percentile for earnings growth and the top quartile for return on invested capital against these companies, resulting in payouts at the 175% level

(see, “Determination of 2011 Compensation – Long Term Incentive Compensation” below) . In 2011, we continued our practice of granting 50% of long-term incentive awards as performance-based equity (at target), with the remainder consisting of time-vested restricted stock units.

We strive to make the metrics under our Annual Incentive Plan challenging. The following chart demonstrates the increase in the threshold, target and maximum adjusted earnings before taxes metric over the last three years:

Other significant elements of the Company’s 2011 compensation program that reinforce its compensation strategies and implement what the Committee considers best practices include the following:

•	Time-based equity award agreements provide for a four-year vesting schedule;

•	The Company provides full value equity awards and does not grant stock options;

•	The Company does not grant and does not maintain any of the following for NEOs:

•	excessive perquisites such as personal use of airplanes, Company-provided autos and/or auto allowances, or club dues;

•	The Company intends to adopt a claw back policy that complies with the requirements of the Dodd-Frank Act promptly after adoption of implementing rules by the SEC;

•

The Company’s trading in securities guidelines preclude the NEOs and other insiders from engaging in hedging and monetizing transactions involving the Company’s securities and from engaging in certain speculative transactions in respect of the Company’s securities;

•

The ratio of the Chief Executive Officer’s total compensation (base pay, bonus, and long-term incentives) to that of the next highest paid NEO is not disproportionate (the ratio was approximately 2 to 1);

•

While total compensation for our CEO increased approximately 7% in 2011 (as reflected in the Summary Compensation Table), this was due primarily to inclusion of a full year of salary at an increased rate approved previously in 2010 (and reflected in last year’s proxy statement), together with the effect such increase had on performance and incentive-based compensation that is established as a percentage of salary (which percentages did not change in 2011), and retirement contributions to the 401(K) Restoration and Voluntary Deferral Plan; and

•	The Committee’s independent compensation consultant performs no services for the Company other than those that support the needs of the Compensation Committee.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we held an advisory vote on the compensation of our executive officers (the “Say on Pay Vote”) at our 2011 annual shareholders meeting. The Committee and the Board were gratified that, at the 2011 annual meeting, approximately 84% of the shareholders who voted on our Say on Pay proposal voted in favor of it. The Committee maintained our executive officer compensation programs in their current form in 2011.

The discussion that follows elaborates on the Committee’s philosophy, compensation decision-making process, the elements of our compensation program and the specifics of grants made and payouts approved during 2011 to our Named Executive Officers in light of a successful year for the Company despite a challenging environment in the global freight shipping market.

Executive Summary

Executive compensation at AAWW consists of the following components:

•	Base salary;

•

Annual cash bonus — Intended to reward officers and managerial employees for calendar year performance. Actual bonus payouts may vary from no payout, to targeted payout, to maximum payout based upon Company and individual performance; and

•

Long-term incentives — Intended to reward officers and other senior managerial employees based on their long-term service and our long-term financial performance. Long-term incentives ordinarily consist of a blend of performance share units, which pay out from zero to twice target, and time-based restricted stock units.

Compensation is also provided through certain retirement, limited perquisites, severance and health and welfare programs.

All executive compensation decisions that impact our senior officers (any person holding the title of Senior Vice President or above) are made by the Compensation Committee, which consists of three independent Directors. This Compensation Discussion and Analysis provides a thorough summary of our compensation programs for our Named Executive Officers, as well as the factors considered by the Committee in making executive compensation decisions.

Overview and Objectives

As indicated above, we have a philosophy of performance-based compensation, aligning a greater proportion of senior executive officers’ compensation with the Company’s performance as responsibilities and position increase. The fundamental objectives of our senior executive compensation policies are to:

•	link compensation to enhancement of stockholder value;

•	provide a performance-oriented environment that motivates senior executive officers to achieve collectively a high level of earnings;

•	reward strong individual performance by linking incentive-based compensation to the performance of each senior executive officer’s annual individual performance objectives; and

•

enhance our ability to attract and retain top quality management by offering a compensation program that is competitive with the market in which we compete for executive talent and with companies with a complexity and global scale similar to ours.

Total Compensation

As noted above, total compensation is delivered through a combination of three primary elements:

•	base salary;

•	performance-based annual incentive cash compensation; and

•	Performance-based and long-term service based (time-based) equity compensation.

In addition, we provide retirement benefits under our 401(k) restoration and voluntary deferral compensation plan, which is a defined contribution nonqualified deferred compensation plan.

In making compensation decisions with respect to each of the primary compensation components, our Compensation Committee periodically reviews the competitive market for senior executives. Each of the above elements is generally targeted in between the 50th and 75th percentiles compared to survey data provided to us by Towers Watson for the CEO and at the 75th percentile for NEOs other than the CEO. We target at these levels in view of a number of factors, including:

•	the robust performance of our high quality, experienced executive team;

•	the productivity and commitment of our lean management team;

•	the high proportion of incentive compensation that is only paid if earned by superior performance; and

•	the express policy of the Board of Directors for the Compensation Committee to provide strong incentives to retain the current management team.

Other than with respect to promotions, no changes were made to total cash compensation opportunity (salary plus annual incentive bonus opportunity) in 2011. In 2011, we reviewed total cash compensation for our senior executives against survey data for companies in the aerospace/defense, automobile and transportation industries contained in a Towers Watson database. This nationwide database includes approximately 30 companies that have a range of revenues with such data regressed to reflect the Company’s actual revenues. We selected this survey data base because it contains a broad selection of companies with businesses, complexity and global scale similar to our own (in 2011, we operated more than 18,500 flights, serving over 250 destinations in more than 90 countries). A significant portion of our revenues is derived from companies based outside of the United States. Given the global nature of our business, it is critical to recruit and retain executives with a breadth of experience in global markets. We believe that this database also provides a measure of compensation in the market in which we compete for executive talent and allows us to maintain a lean senior executive team. Reference is made to Exhibit A attached hereto for a list of the various companies comprising this Towers Watson database.

With respect to the level of target payout opportunity under long-term incentive awards, we reviewed long-term incentive data for general industry companies (approximately 300 companies drawn from a proprietary Towers Watson Data Services Report on Long-Term Incentives, Policies and Practices Database, with data regressed to reflect AAWW’s actual revenues). We selected this nationwide survey database because it provided a broad measure of long-term incentive compensation in the market in which we compete for executive talent. Reference is made to Exhibit B attached hereto for a list of the companies that comprise this Towers Watson database. As noted below under “Long-Term Equity Compensation,” we measure our operating performance for purposes of determining payout amounts on our long-term incentive performance share or unit awards against a peer group of various companies. This peer group, formulated by management based on criteria developed with the Compensation Committee, was reviewed by Towers Watson and was then reviewed and approved by the Compensation Committee. For awards granted in 2011 covering the 2011 — 2013 performance period, the peer group consisted of the following 20 companies whose primary lines of business were in the transportation, logistics and outsourced transportation service industries: AerCap Holdings NV, Aircastle Limited, Air Methods Corporation, Alexander & Baldwin Inc., Arkansas Best Corp., ATSG (ABX), Delta Airlines, Bristow Group Inc., GATX Corp., Genesee and Wyoming, Horizon Lines, Hunt (JB) Transport Services Inc., JetBlue Airways Corp., Kansas City Southern, Kirby Corp., Prologis, Ryder Systems, Inc., Skywest Airlines, Southwest Airlines, and Tidewater Inc. The list of peer companies is reviewed and revised from time to time to reflect fundamental corporate transactions such as merger activity. The list is further revised to include companies whose primary businesses are similarly impacted by the performance metrics used for our performance share and unit awards (currently average growth of earnings before taxes and return on invested capital as described in detail below). Size of revenues is not as important for this purpose as nature of business since we are comparing these companies to measure relative operating performance as opposed to benchmarking compensation levels.

Base Salary

Base salary is designed to compensate senior executives for their responsibility, experience, sustained performance and contribution to our success. The amount of any senior executive salary increase is determined by the Compensation Committee based on a number of factors, including but not limited to: the nature and responsibilities of the position; the expertise of the individual; the Towers Watson databases described above; and recommendations of the Chief Executive Officer and Chief Human Resources Officer. Salary levels for senior executives are generally reviewed annually by the Chief Executive Officer and the Compensation Committee as part of the performance review process and have historically been adjusted every two years, as well as on a promotion or material change in job responsibility for any senior executive. As noted below, the Committee did not increase base salaries in 2011 (except in connection with the promotion of Mr. Schwartz in June 2010) in view of an increase given in 2010.

Performance-Based Incentive Compensation

Annual cash incentive compensation awards and long-term equity incentive awards are made under the Incentive Plan, which was approved by our stockholders in May 2007. The Compensation Committee believes that a significant portion of a senior executive’s compensation should be “at-risk,” based upon the Company’s financial and operating performance. Performance-based compensation aligns senior executive compensation with our goals for corporate financial and operating performance and encourages a high level of individual performance. Annual cash incentive compensation awards to our senior executive officers are made under an annual cash incentive sub-plan that is part of the Incentive Plan (the “Annual Incentive Plan” or the “2007 Plan”). Annual cash incentive awards under the 2007 Plan are intended to qualify as performance-based compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For 2011, Mr. Flynn had a target bonus opportunity of 100% and a maximum bonus opportunity of 200% of base salary. For 2011, Messrs. Dietrich and Steen had a target bonus opportunity of 85% of annual base salary, with a maximum bonus opportunity of 170%. Target bonus and maximum bonus opportunities under the 2007 Plan for 2011 for Messrs. Kokas and Schwartz were 75% and 150%, respectively. To achieve annual incentive payments under the 2007 Plan, a threshold level of Company financial performance of adjusted pre-tax earnings must be achieved. In calculating adjusted pre-tax earnings, a number of amounts such as any gain or loss resulting from changes in accounting principles, results from discontinued operations, any extraordinary item as defined by GAAP, and other operating and non-operating expenses, are not taken in to account, except to the extent that amounts related thereto have been included in the target support for the Company’s operating plan as approved by the Board of Directors. We make these adjustments to account for factors that we believe are not within the control of management, are not representative of our management team’s performance under the operating plan and to promote incentives for management to make decisions that focus on the creation of long-term value. If the Company achieves its threshold pre-tax earnings goal, participants become eligible to receive up to the maximum award amount, 200% of target. However, a participant’s maximum award amount may be subject to downward adjustment based in part on the extent to which the Company achieves the pre-tax financial goal described above, and in part on such other factors as the Committee may determine. Downward adjustments, if any, lie in the discretion of the Committee but the Committee generally adjusts for the factors established for the particular performance period. See, “Determination of 2011 Compensation — Performance-Based Incentive Compensation.”

Long-Term Equity Incentive Compensation

We believe that long-term incentive opportunity should be an important element of total compensation for our executive officers. Long-term incentives are intended to assist in retaining and motivating executives and to encourage a strong link between management objectives and stockholder long-term interests. We also believe that a significant portion of our senior executives’ total compensation should be equity based, providing a strong linkage between the senior executive’s compensation and the return to stockholders.

Under our 2007 Plan, the Compensation Committee may grant participants shares of common stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Compensation Committee may establish any conditions or restrictions, consistent with the Incentive Plan, it deems appropriate. The Committee elected to use a blend of service or time vested restricted stock units and performance share units for long-term incentive plan purposes for 2011.

Time-vested restricted stock units are paid in AAWW common shares over a four-year vesting period. Performance-based restricted shares and units, as well as performance-based cash awards, vest if and only if the Company achieves, over a three-year period, preset financial targets measured against a designated group of companies. Each year, the Committee establishes the performance metrics for the following three-year award period. The rewards for achieving results under these overlapping periods can vary for each three-year period and for each participating executive. See “Determination of 2011 Compensation — Long-Term Equity Incentive Compensation” for further information regarding equity awards made in fiscal 2011.

Other Elements of Compensation

We provide our senior executives with common benefits, such as health insurance (including certain retiree health benefits), severance benefits commensurate with position, financial counseling, annual physical examination, 401(k) plan participation and a supplemental executive retirement program. The Compensation Committee believes that perquisites should be limited and not broad-based. For certain senior executives, new hires, retirees, and senior executives requested to relocate, we may provide housing relocation expenses. No such relocation benefits were provided in 2011. Details concerning these perquisites can be found in the footnotes to the “Summary Compensation Table for Fiscal 2011” below.

Effective for 2011, the Company adopted a supplemental executive retirement plan for employees holding the title of Senior Vice President or higher. This plan is a non-qualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the supplemental executive retirement plan, a participant is eligible to make elective deferrals and to receive employer credits equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

Our Compensation Committee may also grant certain sign-on payments in connection with the commencement of employment, which generally reflect remuneration for any compensation or benefits forfeited by the commencing employee upon leaving his or her previous employment. No such sign-on payments were made to any of our senior executive officers in 2011.

Determination of 2011 Compensation

Base Salary

As described above, base salary is designed to compensate senior executives for their responsibility, experience, sustained performance and contribution to our success. The Company reviews the level of base salaries periodically, but, in view of an increase in 2010, the Committee did not increase base salaries in 2011, except in connection with the promotion of Mr. Schwartz from Vice President and Controller to Senior Vice President and Chief Financial Officer of the Company in June 2010. His salary was adjusted at that time with the understanding that the Committee would reevaluate his base salary after it had an opportunity to evaluate his transition to the role of the Company’s Chief Financial Officer. In view of his successful transition to the new role and his strong performance, in April 2011, the Committee increased his base salary from $350,000 to $400,000.

Performance-Based Annual Incentive Compensation

As described above, a significant portion of our senior executives’ compensation is based upon the Company’s financial and operating performance to align senior executive compensation with our goals for corporate financial and operating performance and to encourage a high level of individual performance. Based on directions from the Compensation Committee and on the business plan reviewed by the Board, management and Towers Watson recommended an annual incentive plan for 2011 based on achievement of our pre-tax profit (50% weighting), service reliability (10% weighting, 20% for Mr. Dietrich given his operations responsibility) and individual management business objectives (40% weighting, 30% for Mr. Dietrich). In order to be eligible to receive any bonus under the annual incentive plan in 2011, the Company had to achieve an adjusted pre-tax income level of at least $160 million (an increase of $65 million from 2010).

Individual management business objectives for the Named Executive Officers are reviewed with and approved by the Compensation Committee at the beginning of each year. For 2011, Mr. Flynn’s individual management business objectives related to a number of aspects of the Company’s strategic and operating plan. Mr. Dietrich’s individual management business objectives were focused primarily on the introduction of 747-8F aircraft into the Company’s fleet, implementation of passenger operations, labor matters and strategy, and continuous improvement of Company operating processes. For Mr. Steen, his individual management business objectives focused primarily on developing and refining our aircraft placement strategy, expanding our customer base, enhancing existing customer relationships and developing new business opportunities. As General Counsel and head of our Human Resources function, Mr. Kokas’ individual management business objectives were chiefly to provide legal and human resources advice to support certain short and long-term business objectives of the Company, including aircraft placement strategy, business diversification, and Department of Defense matters, among others. Mr. Schwartz’s individual management business objectives related principally to various financial objectives, enhancing stakeholder value, supporting the on-boarding of new aircraft, advancing business resiliency, improving process efficiencies and effectiveness.

The bonuses awarded to the Named Executive Officers for 2011 were determined as follows. The adjusted pre-tax earnings threshold was established by the Committee for 2011 in December 2010 at $160 million (up from $95 million for 2010). If the adjusted pre-tax profits threshold is achieved, our executive officers are entitled to an award equal to 200% of target, subject to downward adjustment in the discretion of the Committee based in part on the extent to which the Company achieves the pre-tax financial goal described above, and in part on such other factors as the Committee may determine. Downward adjustments lie in the discretion of the Committee but the Committee generally adjusts for factors established for the particular performance period. For 2011, those factors included the level of achievement of adjusted pre-tax earnings, service reliability measures and individual business objectives.

Performance for the fiscal year on the pre-tax and service reliability measures was compared to the performance range for each of those measures established by the Committee at the beginning of the fiscal year. Achievement of each of the actual pre-tax profit measure and the service reliability measure was multiplied by the weight described below, together with the weighted achievement of individual management bonus objectives, and the three weighted multiples were added to arrive at an aggregate bonus amount. Targets are set under our annual incentive plan at aggressive levels each year to motivate high business performance. These targets, individually or collectively, are designed to be challenging to attain.

One of the performance factors used to determine any downward adjustment in the 2011 annual cash bonuses was our adjusted pre-tax profits, with a performance range from the threshold amount of $160 million (increased from $95 million in 2010), $190 million for the target amount (increased from $110 million in 2010) and $200 million (increased from $125 million in 2010), representing maximum achievement. The adjusted pre-tax earnings amount was weighted on a 50% basis. For 2011, our adjusted pre-tax profits performance for cash bonus calculation purposes was $187.7 million. For 2011, pre-tax earnings were $157.0 million before required adjustments under the Annual Incentive Plan, consisting of fleet retirements, start-up costs not included in the 2011 business plan approved by the Board of Directors, loss on the sale of aircraft engines and parts, costs related to Board equity grants and healthcare coverage, recruitment and retention expense, fees of outside advisors for certain activities, legal settlements and certain legal expenses, and the write-off of option aircraft deposits. This resulted in adjusted pre-tax earnings of $187.7 million for Annual Incentive Plan purposes. In deciding whether to exercise negative discretion on this factor, the Committee took account of the fact that Boeing did not begin delivery of the Company’s 747-8F aircraft as contracted for in 2011, an event completely outside the Company’s control. In reliance on the contracted delivery schedule, the Company had entered into contracts to place the expected aircraft with customers and expended significant time and effort to become operationally ready and otherwise prepared for such deliveries, but was unable to place the 747-8Fs into service earlier in 2011 due solely to Boeing’s failure to deliver the aircraft on a timely basis as required by the contract. As a result, the Company was not able to realize significant profits expected during 2011 from operation of the 747-8F aircraft. Taking into account the profits that would have been achieved if Boeing had performed as contracted, the Committee determined not to exercise its negative discretion to adjust downward the maximum award based on this metric, resulting in a 200% performance factor that was weighted on a 50% basis.

In addition to pre-tax profits, the second performance metric that was employed to determine 2011 annual cash bonus payments was our service reliability for our main business segments, which was weighted on a 10% basis (20% for Mr. Dietrich). With respect to service reliability, we set our target levels to meet or exceed our customers’ anticipated expectations and to exceed our contractual requirements. In 2011, we exceeded our service reliability target levels (achieved at a rate equal to 188.7% of maximum performance), resulting in a 99.4% payout attributable to this performance metric (98.8% payout for Mr. Dietrich). In addition, all of our Named Executive Officers met or exceeded the maximum achievement on their individual business objectives (the third performance metric), resulting in a 200% performance factor, or double the targeted amount. This metric was weighted at 40% (30% for Mr. Dietrich). Actual bonus amounts paid to Messrs. Flynn, Dietrich, Steen, Kokas and Schwartz under the 2007 Plan are included in the Summary Compensation Table for Fiscal 2011 under “Non-Equity Incentive Plan Compensation”.

Long-Term Equity Incentive Compensation

During 2011, the Compensation Committee made long-term equity incentive grants for fiscal 2011 to our Named Executive Officers pursuant to the 2007 Incentive Plan described above. This resulted in the award of time-based restricted stock units and performance share unit awards for fiscal 2011 as set forth in the Grants of Plan Based Awards table. To provide incentive to achieve the Company’s aggressive 2011 operating plan, the Committee elected to maintain performance award opportunity levels at the same level as those employed in 2010. A long-term incentive multiple as a percentage of base salary was then applied to average base salary for participants at each executive level and translated into an aggregate award based on the AAWW closing common stock price on the grant date. For 2011, the Committee determined that 50% of such award would continue to be in the form of time vested restricted stock units and 50% in the form of performance share units (at target). Performance awards for the three-year performance period ended December 31, 2011 were made in the form of cash awards.

For the three-year performance period (covering fiscal 2011 - 2013), the Committee determined that the performance-based awards would continue to be based upon (i) average growth in earnings before taxes (“EBT”), and (ii) return on invested capital (cumulative net income divided by average capital) (“ROIC”), both as measured against a select group of transportation-related companies. In view of the fact that the Company’s strategic plan involves a significant investment program in its aircraft fleet over the 2011 - 2013 period that results in a lag between investment (capital) in assets and revenue production from the assets deployed with that investment, the ROIC metric calculation excludes capital invested until the related assets are placed in service and earning a return for the Company. At the end of the three-year period, the awards vest based on a performance matrix ranging from no vesting if the Company’s performance is in the bottom quartile of both EBT and ROIC metrics to 200% vesting if performance on both metrics is in the top quartile. Target vesting (100% of the award) is achieved if the Company’s performance is in the 45th-55th percentile of each metric. Payouts of performance awards are not based on absolute EBT and ROIC targets (which are quantifiable) but are based on comparative achievement against EBT and ROIC of the above-referenced companies.

In the first quarter of 2012, the Committee reviewed AAWW’s performance over the three-year performance period ended December 31, 2011 for grants made in 2009 and determined that AAWW’s performance relative to the comparator companies placed it within the 56th-75th percentile for EBT Growth and the top quartile for ROIC, resulting in cash payouts at the 175% level as shown in the matrix appearing below.

		Performance Relative to Matrix Companies: ROIC
		Bottom Quartile	26th — 44th Percentile	45th — 55th Percentile	56th — 75th Percentile	Top Quartile
Performance Relative to Matrix Companies: EBT Growth	Top Quartile	100%	125%	150%	175%	200%
	56th —75th Percentile	75%	100%	125%	150%	175%
	45th —55th Percentile	50%	75%	100%	125%	150%
	26th —44th Percentile	0%	50%	75%	100%	125%
	Bottom Quartile	0%	0%	50%	75%	100%

Policies Regarding Executive Stock Ownership

In support of the Board philosophy that performance and equity incentives provide the best incentives for management and promote increases in stockholder value, the Board adopted Stock Ownership Guidelines (the “Guidelines”) covering all Board members and officer level executives, including the Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer, Senior Vice Presidents and Vice Presidents. The Guidelines strongly encourage executives to achieve certain levels of share ownership over a five year period based on the lesser of a percentage of annual base salary or a fixed number of shares. The target ownership requirements, and the compliance by the Board Members and the Named Executive Officers with these requirements, are set forth in the table below.

Title	Required Level of Achievement	Compliance Status
Non-employee Directors (six persons)	Lesser of four times annual retainer and fees or 5,000 shares	Achieved
CEO	Lesser of four times base salary or 50,000 shares	Achieved
Executive Vice Presidents	Lesser of three times base salary or 20,000 shares	Achieved
Senior Vice Presidents	Lesser of two times base salary or 12,000 shares	Achieved

Tax and Accounting Considerations

Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest-paid executive officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). The Company intended to implement compensation arrangements that qualify as tax-deductible performance-based compensation under the 2007 Plan; provided, however, that such intended implementation should not be viewed as a guaranty that the Company will be able to deduct all such compensation. The Compensation Committee reserves the right to make payments or grant awards that do not qualify for tax deductibility under Section 162(m).

In general, we and the Compensation Committee seek to have all of the equity awards qualify for fixed grant date accounting, rather than liability accounting at each reporting period.

Equity Grant Practices

The Compensation Committee generally grants equity awards in February of each year. The Committee does not have any programs, plans or practices of timing these awards in coordination with the release of material non-public information. We have never backdated, re-priced or spring-loaded any of our equity awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with senior management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

By the Compensation Committee

Frederick McCorkle, Chairman
Eugene I. Davis Carol B. Hallett

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or the compensation committee of any entity that has one or more of our executive officers serving as members of the Board or Compensation Committee.

Compensation of Named Executive Officers

Summary Compensation Table for Fiscal 2011

The following table provides information concerning compensation for our Named Executive Officers during fiscal year 2011:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($) (i)	Total ($) (j)
William J. Flynn	2011	900,035	—	3,489,175	—	1,789,869	176,635	6,355,714
President and Chief	2010	862,533	—	3,276,059	—	1,725,000	45,735	5,909,327
Executive Officer	2009	741,278	—	1,253,980	—	2,472,575	44,355	4,512,188
John W. Dietrich	2011	550,021	—	1,353,107	—	923,475	112,675	2,939,277
Chief Operating	2010	535,021	—	1,331,022	—	909,500	40,761	2,816,303
Officer	2009	484,394	—	544,310	—	1,139,575	45,946	2,214,225
Spencer Schwartz	2011	385,432	—	848,444	—	596,623	79,626	1,910,125
Chief Financial Officer	2010	304,178	—	1,004,659	—	400,000	25,595	1,734,433
Michael T. Steen	2011	500,019	—	1,353,107	—	845,216	96,211	2,794,552
Chief Commercial	2010	416,891	—	819,035	—	633,646	52,820	1,922,392
Officer	2009	363,139	—	289,380	—	659,280	34,972	1,346,771
Adam R. Kokas	2011	425,016	—	848,444	—	633,912	85,182	1,992,553
General Counsel and	2010	408,766	—	819,035	—	613,125	38,309	1,879,235
Chief Human Resources Officer	2009	352,513	—	289,380	—	648,655	43,863	1,334,411

Summary Compensation Table Notes

Column (a) — Named Executive Officers

The Named Executive Officers include the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers who were serving as executive officers at December 31, 2011. Mr. Steen was named Executive Vice President and Chief Commercial Officer in November 2010. Mr. Schwartz was named Senior Vice President and Chief Financial Officer in June 2010. Mr. Kokas was named Senior Vice President, General Counsel and Secretary in October 2006. He was named Chief Human Resources Officer in November 2007. Mr. Dietrich became Executive Vice President and Chief Operating Officer in September 2006.

Column (d) — Bonus

There were no discretionary bonuses paid to the Named Executive Officers in 2011.

Columns (e) and (f) — Stock Awards and Stock Options

Stock awards for 2011 reflect amounts covering grants of (i) time-based restricted stock units and (ii) performance share units (awarded at target) for the three-year performance period ending December 31, 2013. Performance share units are paid out at a rate ranging from 0% to 200%, depending on AAWW’s performance relative to at group of peer companies over a three-year performance period. Assuming that the performance share units are paid out at the maximum level, the aggregate dollar amounts of stock awards for 2011 (based on the closing price of our Common Stock on the date of grant) would be $5,233,762 for Mr. Flynn, $2,029,660 for Mr. Dietrich, $1,272,665 for Mr. Schwartz, $2,029,660 for Mr. Steen and $1,272,665 for Mr. Kokas. There were no stock options granted in 2011.

Column (g) — Non-Equity Incentive Plan Compensation

Reflects cash payments made under the Annual Incentive Compensation Plan.

Column (i) — All Other Compensation

“All Other Compensation” includes Company matching contributions under our 401(k) plan. For 2011, these amounts totaled $11,000 for Mr. Flynn and $8,250 for each of the other Named Executive Officers.

We provide a limited number of perquisites and other personal benefits to our senior executive officers. We believe these benefits are reasonable, competitive and consistent with our overall executive compensation program and with comparable programs maintained by the companies with which we compete for executive talent. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation. For 2011, these personal benefits included financial counseling fees and certain travel-related expenses. Reimbursement of taxes owed for these benefits for 2011 totaled $18,938 for Mr. Flynn, $16,891 for Mr. Dietrich, $13,685 for Mr. Schwartz, $13,350 for Mr. Steen and $13,931 for Mr. Kokas.

In 2011, the Company adopted a 401(k) Restoration and Voluntary Deferral Plan (“SERP”) for employees holding the title of Senior Vice President or higher. The SERP is a non-qualified deferred compensation plan intended to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the SERP, a participant is eligible to make elective deferrals and receive an employer contribution equal to 5% of eligible compensation in excess of the limit described in Section 401(a)(17) of the Code. Employer contributions are subject to a vesting requirement during the first three years of eligibility for the SERP. Deferrals and employer contributions are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service, or (iii) a change in control of the Company. See “Non-Qualified Deferred Compensation” below for the amount of employer contributions made under the SERP to each of our Named Executive Officers during 2011. These amounts are included in the “All Other Compensation” column.

The “All Other Compensation” column also includes de minimis amounts for group term life insurance and long-term disability insurance.

Grants of Plan-Based Awards during Fiscal 2011

The grants in the following table were made pursuant to (i) our Incentive Plan and related award agreements and (ii) our Annual Incentive Plan, all of which are described in more detail in the section headed “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)(#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($) (k)	Grant Date Fair Value of Stock and Option Awards (4)($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
William J. Flynn
AIP		675,000	900,000	1,800,000	—	—	—	—	—	—	—
LTIP	2/11/11	—	—	—	—	30,905	61,810	—	—	—	1,744,587
Stock Awards	2/11/11	—	—	—	—	—	—	30,905	—	—	1,744,587
John W. Dietrich
AIP		350,625	467,500	935,000	—	—	—	—	—	—	—
LTIP	2/11/11	—	—	—	—	11,985	23,970	—	—	—	676,553
Stock Awards	2/11/11	—	—	—	—	—	—	11,985	—	—	676,553
Spencer Schwartz
AIP		225,000	300,000	600,000	—	—	—	—	—	—	—
LTIP	2/11/11	—	—	—	—	7,515	15,030	—	—	—	424,222
Stock Awards	2/11/11	—	—	—	—	—	—	7,515	—	—	424,222
Michael Steen
AIP		318,750	425,000	850,000	—	—	—	—	—	—	—
LTIP	2/11/11	—	—	—	—	11,985	23,970	—	—	—	676,553
Stock Awards	2/11/11	—	—	—	—	—	—	11,985	—	—	676,553
Adam R. Kokas
AIP		239,063	318,750	637,500	—	—	—	—	—	—	—
LTIP	2/11/11	—	—	—	—	7,515	15,030	—	—	—	424,222
Stock Awards	2/11/11	—	—	—	—	—	—	7,515	—	—	424,222

(1)	Represents cash payments due under the Annual Incentive Plan.

(2)	Represents the grant (under the Incentive Plan) of performance-based stock awards that vest only if certain pre-established performance criteria for the period beginning on January 1, 2011 and ending December 31, 2013 are achieved.

(3)	Represents award of time-based restricted stock units that vest ratably over a four-year period.

(4)	The fair value of the restricted stock units and performance share units shown in the table is based on the closing market price of our Common Stock as of the date of the award.

Outstanding Equity Awards at Fiscal Year-End 2011

The table below shows outstanding equity awards for our Named Executive Officers as of December 31, 2011. Market values reflect the closing price of our common stock on the NASDAQ Global Market on December 30, 2011, which was $38.43 per share.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
William J. Flynn	30,200	(1)	—	—	58.34	6/22/16	30,561	(7)	1,174,459	40,747	(7)	1,565,907
	16,827	(2)	—	—	50.00	6/22/16	45,500	(5)	1,748,565	30,905	(11)	1,187,679
	—		—	—	—	—	30,905	(10)	1,187,679	—		—
John W. Dietrich	—		—	—	—	—	12,417	(7)	477,185	16,555	(7)	636,209
	—		—	—	—	—	19,750	(5)	758,993	11,985	(11)	460,584
	—		—	—	—	—	11,985	(10)	460,584	—		—
Spencer Schwartz	—		—	—	—	—	5,426	(8)	208,521	7,234	(7)	278,003
	—		—	—	—	—	2,215	(6)	85,122	2,953	(9)	113,484
	—		—	—	—	—	3,950	(5)	151,799	7,515	(11)	288,801
	—		—	—	—	—	7,515	(10)	288,801	—		—
Michael Steen	—		—	—	—	—	7,641	(7)	293,644	10,187	(7)	391,486
	—		—	—	—	—	10,500	(5)	403,515	11,985	(11)	460,584
	—		—	—	—	—	11,985	(10)	460,584	—		—
Adam R. Kokas	6,646	(4)	—	—	45.14	10/9/16	7,641	(7)	293,644	10,187	(7)	391,486
	2,600	(3)	—	—	49.17	2/9/14	10,500	(5)	403,515	7,515	(11)	288,801
	—		—	—	—	—	7,515	(10)	288,801	—		—

(1)	Stock options granted on June 22, 2006, which are now fully vested.

(2)	Stock options granted on May 23, 2007, which are now fully vested.

(3)	Stock options granted on February 9, 2007, which are now fully vested.

(4)	Stock options granted on October 9, 2006, which are now fully vested.

(5)	Restricted share units awarded on February 20, 2009 vest 25% ratably on each of February 20, 2010, 2011 and 2012, with full vesting upon a change in control of the Company.

(6)	Restricted shares awarded on February 17, 2010 vest 25% ratably on each of February 17, 2011, 2012, 2013 and 2014, with full vesting upon a change in control of the Company.

(7)	Performance shares awarded on February 17, 2010 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2012.

(8)	Restricted shares awarded on June 18, 2010 vest 25% ratably on each of June 18, 2011, 2012, 2013 and 2014, with full vesting upon a change in control of the Company.

(9)	Performance shares awarded on June 18, 2010 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2012.

(10)	Restricted share units awarded on February 11, 2011 vest 25% ratably on each of February 11, 2012 2013, 2014 and 2015, with full vesting upon a change in control of the Company.

(11)	Performance share units awarded on February 11, 2011 vest on attainment of certain pre-established performance criteria during the three-year performance period ended December 31, 2013.

Option Exercises and Stock Vested during Fiscal 2011

Messrs. Flynn, Steen and Kokas each exercised employee stock options during fiscal 2011. The following table provides information relating to such limited option activity, as well as stock vesting during the year for each of our Named Executive Officers during fiscal 2011:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)(#)	Value Realized on Exercise (c)($)	Number of Shares Acquired on Vesting (d)(#)	Value Realized on Vesting (e)($)
William J. Flynn	38,773	703,418	94,770	6,356,670
John W. Dietrich	—	—	40,847	2,738,678
Spencer Schwartz	—	—	6,720	377,803
Michael Steen	10,200	146,387	22,030	1,478,491
Adam R. Kokas	7,600	166,008	22,030	1,478,491

Non-Qualified Deferred Compensation

As indicated above, the Company maintains the SERP for employees holding the title of Senior Vice President or higher to make eligible employees whole for compensation limits imposed under our 401(k) plan. Under the SERP, a participant is eligible to make elective deferrals and to receive an employer credit equal to 5% of eligible compensation in excess of the limits described in Sections 401(a)(17) and 402(g) of the Code. Employer credits are subject to a vesting requirement during the first three years of eligibility for the plan. Deferrals and employer credits are credited with notional earnings equal to the prime interest rate until distributed on the earliest of (i) the participant becoming disabled, (ii) the participant’s separation from service (including death), or (iii) a change in control of the Company.

The table below sets forth the amount of employer contributions made under the SERP to each of our Named Executive Officers during 2011.

Name (a)	Executive Contributions in Last Fiscal Year (b)($)	Registrant Contributions in Last Fiscal Year (c)($)(1)	Aggregate Earnings in Last Fiscal Year (d)($)	Aggregate Withdrawals/ Distributions (e)($)	Aggregate Balance at Last Fiscal Year End (f)($)(2)
William J. Flynn	—	121,689	—	—	121,689
John W. Dietrich	—	63,472	—	—	63,472
Spencer Schwartz	—	38,126	—	—	38,126
Michael Steen	—	55,503	—	—	55,503
Adam R. Kokas	—	43,099	—	—	43,099

(1)	The amounts reported in this column for each named Executive Officer are reflected as compensation to such named Executive Officer in the Summary Compensation Table.

(2)	None of the amounts reported in this column for each named Executive Officer have been reflected as compensation to such named Executive Officer in the Summary Compensation Table.

Employment Agreements

William J. Flynn.    Mr. Flynn’s employment agreement was entered into on April 21, 2006 and became effective on June 22, 2006. It was initially amended at year-end 2008 and further amended in 2011. Pursuant to Mr. Flynn’s employment agreement, he receives a base annual salary at a rate that is reviewed at least annually and adjusted from time to time by our Compensation Committee.

If Mr. Flynn is terminated by the Company for cause, or if he resigns, he is entitled to receive salary earned up to date of termination or resignation. If Mr. Flynn is terminated by the Company without cause, or if he resigns for good reason (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), he is entitled to (i) an amount equal to two times his then-current annual base salary (one-third of which is payable on the first day of the seventh month following termination of employment (the “Lump-Sum Payment Date”), with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for one year thereafter); (ii) accrued but unused vacation pay; (iii) all vested rights and benefits pursuant to other Company plans and programs; (iv) health and welfare benefits coverage for 12 months (provided that such coverage will cease if Mr. Flynn receives comparable coverage from subsequent employment); and (v) a cash payment under our Annual Incentive Plan equal to the lesser of (a) the amount he would have received if he had been employed by AAAWW on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Substantially equivalent compensation and benefits are payable in the event of Mr. Flynn’s permanent disability (as defined) or his death. If, within 12 months immediately following a change of control (as defined in the agreement and discussed in the section headed “Payments Upon a Change of Control and Termination of Employment” below), Mr. Flynn’s employment is terminated not for cause or if he resigns for good reason, Mr. Flynn is entitled to the same compensation and benefits as described above, except that the amount of the payment to which he would be entitled would be increased from two to three times his then-current annual base salary (one-fourth of which is payable on the Lump-Sum Payment Date, with the balance payable in accordance with Atlas’ normal pay schedule beginning on the Lump-Sum Payment Date and continuing for 18 months thereafter). Moreover, if, within six months following termination of employment by AAWW for reasons other than cause or by Mr. Flynn for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Flynn would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Under the terms of his employment agreement, Mr. Flynn is prevented from soliciting or interfering with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors for a period of two years following termination of his employment with us. Additionally, for a period of one year following termination of his employment, Mr. Flynn may not accept employment with, or give advice to, any air cargo carrier carrying on a business substantially similar to Atlas.

John W. Dietrich.    Mr. Dietrich’s employment agreement was amended and restated effective September 15, 2006 and was further amended at year-end 2008 and in 2011. Pursuant to Mr. Dietrich’s employment agreement, he receives an annual base salary at a rate that is reviewed and adjusted from time to time by our Compensation Committee. Under the agreement, if Mr. Dietrich is terminated by the Company, or if he resigns, he is entitled to receive salary earned up to the date of termination or resignation. If Mr. Dietrich’s employment is terminated without cause, or if Mr. Dietrich resigns for good reason (as defined in his agreement), he is entitled to an amount equal to two times his then current annual base salary, payable in a single lump sum on the Lump-Sum Payment Date, which amount increases to three times his then current annual base salary if his employment is terminated or he resigns for good reason within 12 months immediately following a change of control. Substantially equivalent compensation and benefits are payable in the event of Mr. Dietrich’s permanent disability (as defined) or his death. Mr. Dietrich would also be entitled to (i) any accrued but unused vacation pay; (ii) all vested rights and benefits pursuant to our Company plans and programs; (iii) relocation benefits back to the Chicago, IL area; (iv) health and welfare benefits coverage for 12 months (provided such coverage will cease if Mr. Dietrich receives comparable coverage from subsequent employment); and (v) a cash payment under our Annual Incentive Plan equal to the lesser of (a) the amount he would have received if he had been employed by AAAWW on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage. Moreover, if, within six months following termination of employment by AAWW for reasons other than cause or by Mr. Dietrich for good reason, a change of control occurs, then, in addition to the payment described above, Mr. Dietrich would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Mr. Dietrich’s employment agreement also provides that he will not, for a period of one year following the termination of his employment with us, solicit or interfere with any of our contracts, client relationships, independent contractors, suppliers, customers, employees or directors. Additionally, for a period of one year following termination of his employment, Mr. Dietrich may not accept employment in a non-attorney capacity with, or give non-legal advice to, certain of our major competitors.

Potential Payments Upon Termination or Change of Control

We have several plans that govern payments to our Named Executive Officers in the event of a change of control of the Company, a change in the Named Executive Officer’s responsibilities, or a termination of any Named Executive Officer. Each of our Annual Incentive Plans for Senior Executives, the 2007 Incentive Plan (as amended), the 2004 Long-Term Incentive and Share Award Plan (the “2004 LTIP”) (or the related equity agreements) and long-term incentive plans and awards includes provisions regarding payments to the Named Executive Officers upon termination of employment or a change of control of the Company. In addition, we have entered into employment agreements with Mr. Flynn and Mr. Dietrich that contain provisions regarding such payments. These employment agreements are summarized in the section headed “Employment Agreements” appearing above. Lastly, our Benefits Program for Executive Vice Presidents and Senior Vice Presidents (the “Benefits Program”) includes provisions for payments upon termination of employment or a change in control to the extent these items are not covered by an employment agreement or otherwise.

Payments Upon Termination of Employment

Mr. Steen, Mr. Kokas and Mr. Schwartz participate in the Benefits Program pursuant to which they are entitled to accrued but unpaid base salary as of the date of termination in the event of a termination of employment for cause (as defined) or resignation. Payments due to Mr. Flynn and Mr. Dietrich upon termination by the Company, other than for cause or upon resignation for good reason, are described under the section headed “Employment Agreements” above. If Mr. Steen, Mr. Kokas or Mr. Schwartz is terminated by the Company without cause (as defined) or if either resigns for good reason (as defined), he will be entitled to (i) 24 months base salary in the case of Mr. Steen and 18 months base salary in the case of Messrs. Kokas and Schwartz (payable in accordance with the Company’s normal pay schedule) and (ii) health and welfare benefits coverage for 12 months (provided that such coverage will cease if comparable coverage is obtained as a result of subsequent employment) under the Benefits Program. In addition, the affected executive would also be entitled to receive a cash payment under our Annual Incentive Plan equal to the lesser of (a) the amount he would have received if he had been employed by AAWW on the last day of such year (assuming for such purpose that 50% of any individual bonus objectives had been achieved) or (b) his target bonus percentage.

Performance share unit awards granted under the 2007 Plan provide that, in the event of a termination of employment by the Company for a reason other than cause during the three-year performance period of the awards, a pro rata portion of the award will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period.

Payments Upon Death or Disability

Benefits payable in the event of Mr. Flynn’s or Mr. Dietrich’s permanent disability (as defined) or death are described under “Employment and Other Agreements” above. Benefits payable in the event of Mr. Steen’s, Mr. Kokas’ or Mr. Schwartz’s death or permanent disability (as defined) are governed by the Benefits Program. Upon the death of the executive while severance payments are being made, his personal representatives will be entitled to the unpaid severance payments described above, and his spouse and covered dependents, if any, shall be entitled to the health and welfare benefits coverage also described above. If the executive’s employment is terminated as a result of permanent disability, the affected executive would receive (i) all accrued but unpaid base salary as of the date of termination, (ii) health and welfare benefits coverage for 12 months, and (iii) an additional cash amount equal to 24 months of monthly base salary in the case of Mr. Steen and 18 months of monthly base salary in the case of Messrs. Kokas and Schwartz (payable in accordance with the Company’s normal pay schedule).

Performance share unit awards granted under the Incentive Plan provide that, in the event of a termination of employment as a result of death or disability during the three-year performance period of the awards, a pro rata portion of the award will vest although the shares will not be paid until the completion of the performance period and will be based on actual performance for the three-year performance period. Restricted stock unit awards vest in full in the event of the employee’s death or disability.

Payments Upon a Change of Control (without termination of employment)

Annual Incentive Program

In the event of a change in control of the Company during the plan year, annual incentive awards made under our Annual Incentive Program for Senior Executives will be determined and paid based on the assumption that the performance metrics have been achieved at a level of 100% of target for the plan year in which the change of control takes place; provided, that, if upon completion of the plan year it is determined that the financial metric was achieved at a level higher than 100% of target, awards are adjusted upward to reflect actual performance. If a participant’s employment with the Company terminates prior to the change in control, the participant forfeits the award, unless the termination is due to death, disability, normal retirement under a retirement program of the Company, by the Company without cause, or by the participant for good reason. A change of control is deemed to occur under the Program when another party (acting alone or with affiliates) beneficially owns 40% or more of our issued and outstanding voting stock.

2007 Incentive Plan (as amended)

All agreements in respect of awards made under the Incentive Plan provide for full and immediate vesting in the event of a change in control of the Company. All performance units and shares would vest immediately and would be paid out at the maximum rate.

2004 Long-Term Incentive and Share Award Plan

The 2004 LTIP, which applies to grants of equity made prior to the adoption of the 2007 Incentive Plan, includes change of control provisions that are triggered by a merger or consolidation, the sale of a majority of our assets, or stockholders approving a plan of complete liquidation. If one of these change of control events occurs, it would result in the following under the 2004 LTIP:

•	all stock options become fully vested and exercisable;

•	all restrictions and other conditions on any restricted stock, units, performance shares or other awards lapse, and such awards become free of all restrictions and fully vested;

•

all outstanding options, restricted shares and other share based awards will be cashed out for the per share price paid to holders of Common Stock in connection with the change of control (or, if no consideration is paid, the fair market value of the stock immediately prior to the change of control), except for incentive stock options, which will be cashed out based on the transactions reported for the date of the change of control; and

•

subject to Compensation Committee discretion, any awards of performance shares or units relating to a period in which the change of control occurs become immediately payable in cash, to be paid pro rata based on achievement of the maximum performance targets.

Payments Upon a Change of Control and Termination of Employment

As summarized below, we have agreements with certain of our Named Executive Officers, which provide for severance benefits in the event of certain terminations of employment following a change of control. These benefits are summarized below. The change of control provisions of the employment agreements with certain of our Named Executive Officers are “double-trigger” agreements. Mr. Flynn’s agreement provides that if, within 12 months immediately following a change of control, his employment is terminated (other than for cause) or he resigns for “good reason” (as defined below), then Mr. Flynn will receive the following benefits: (i) a cash payment equal to three times his then-current annual base salary; (ii) vesting of all rights under benefit plans and programs; and (iii) health and welfare benefits coverage for 12 months. Mr. Dietrich’s agreement provides that if, within 12 months immediately following a change of control, the Company terminates his employment (other than for cause) or he resigns for “good reason”, then Mr. Dietrich will receive: (i) the payment of an amount equal to three times his annual base salary; (ii) relocation expenses back to Chicago, IL; and (iii) health and welfare benefits coverage for 12 months. If, within six months following termination of employment by AAWW for reasons other than cause or by the affected executive for good reason, a change of control occurs, then the affected executive would be entitled to an additional amount equal to 12 months of his then current monthly base salary.

Under the employment agreements with Mr. Flynn and with Mr. Dietrich and under the Benefits Program, a change of control of AAWW means a “change in control” as defined in Section 409A of the Code and in the regulations promulgated thereunder. Under current regulations, a change of control is deemed to occur upon (i) the acquisition by any person or group of more than 50% of the total fair market value or total voting power of the Common Stock; (ii) the acquisition by any person or group during any 12-month period of ownership of stock possessing 30% or more of the total voting power of the Company; (iii) the replacement of a majority of the membership of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s then Board of Directors; or (iv) the acquisition by a person or group during any 12-month period of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company.

Severance payments upon termination of employment following a change of control in respect of Messrs. Steen, Kokas and Schwartz are governed by the Benefits Program. Like the employment agreements described above, the change of control provisions set forth in the Benefits Program are “double-trigger” in nature. If, within 12 months following a change of control, the executive’s employment is terminated without cause or he resigns for good reason, then the affected executive is entitled to an amount equal to three times annual base salary in the case of Mr. Steen and two times annual base salary in the case of Messrs. Kokas and Schwartz. Continued coverage under AAWW’s health and welfare plans would be available for a 12-month period from the date of termination. Moreover, if, within six months following termination of employment by AAWW for reasons other than cause or by Messrs. Steen, Kokas or Schwartz for good reason, a change of control occurs, then, in addition to the payment described above, the affected executives would be entitled to an amount equal to 12 months of his then current monthly base salary.

The term “cause” as used in the employment agreements and the Benefits Program includes (i) any act of material dishonesty, (ii) failure to comply with the material obligations set out in the applicable agreement within a specified period of time, (iii) a material violation of the Company’s corporate policies, or (iv) the conviction or plea of “no contest” to any misdemeanor of moral turpitude or any felony.

The term “good reason” means, for Mr. Flynn (i) a reduction in compensation, (ii) a material reduction in title or job responsibilities (including any reduction following a change of control), or (iii) a requirement to relocate the executive’s primary residence. For Mr. Dietrich, it includes (i) a reduction in base salary or bonus eligibility, or (ii) reduction in job title or responsibilities. For Messrs. Steen, Kokas and Schwartz, it includes (i) a reduction in base salary, (ii) ceasing to hold the title of Executive Vice President or Senior Vice President, as the case may be, other than through promotion or through reassignment to another job title of comparable responsibility or (iii) any reduction in job responsibilities that diminishes the opportunity to earn the same annual incentive bonus for which he was previously eligible.

Set forth below is the amount of compensation that Messrs. Flynn, Dietrich, Steen, Kokas and Schwartz would receive in the event of termination of such executive’s employment or a change of control that is incremental to amounts previously earned and accrued by the executive for performance of his duties to the date of termination. The amounts shown assume that such termination or change of control was effective as of December 31, 2011 and are estimates of the amounts that would be paid to the executives upon their termination or upon a change of control. For the equity component of such compensation, the Company used the closing price of AAWW common stock as of December 30, 2011. The actual amounts to be paid can only be determined at the time of such events.

Name	Payments on Termination of Employment Due to Death or Disability*	Payments on Termination of Employment Without Cause*	Payments in Connection with a Change of Control Without Termination of Employment*	Total in Connection with a Change of Control With a Termination of Employment*
William J. Flynn	$8,758,824	$9,658,824	$13,212,715	$15,912,715
John W. Dietrich	4,161,238	4,628,738	5,537,968	7,187,968
Michael T. Steen	3,024,306	3,449,306	3,935,495	5,585,495
Adam R. Kokas	2,415,984	2,734,734	3,301,495	4,278,995
Spencer Schwartz	1,878,818	2,178,818	2,656,275	3,506,275

*	We used the following assumptions to calculate these payments:

We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements or any other restrictive covenants with us following termination, the executive does not receive medical and life insurance coverage from another employer within 12 months of the termination of his employment, the executive does not have any unused vacation time, and the executive does not incur legal fees or relocation expenses requiring reimbursement from us. Additionally, we have assumed that Annual Incentive Plan payments are made at the target level.

We valued estimated payments based on the closing price of our Common Stock on the NASDAQ Global Market on December 30, 2011, which was $38.43 per share, multiplied by the number of shares of stock and other equity awards that are accelerated upon a termination of employment or termination of employment and change of control. See the table entitled “Outstanding Equity Awards at Fiscal Year-End 2011” for information regarding unvested equity awards.

PROPOSAL 2

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has selected PricewaterhouseCoopers LLP (“pwc”) as the Company’s independent registered public accounting firm for the year ending December 31, 2012 and has directed that management submit the selection of that firm to the stockholders for ratification at the Annual Meeting. Representatives from pwc are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of pwc as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of pwc to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain pwc. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

For information concerning fees paid to pwc during 2011 and 2010, see “Fees to Independent Registered Public Accounting Firm” above.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROPOSAL 3

NON-BINDING ADVISORY VOTE WITH RESPECT TO THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) enable our stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The proposal, commonly known as a “Say on Pay” proposal, gives our stockholders the opportunity to express their views on the Company’s executive compensation. Because this is an advisory vote, this Proposal is not binding upon the Company; however, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this Proposal.

As discussed previously in the Compensation Discussion and Analysis section, we believe that our compensation policies and decisions are focused strongly on pay for performance principles, as well as being competitive in the marketplace and being closely aligned with the long-term interests of our stockholders. The Company’s principal compensation policies, which enable it to attract and retain strong and experienced senior executives and to maintain a lean senior executive team, include:

•	providing a significant percentage of total compensation that is performance-based because it is at risk, based on predetermined performance criteria;

•	designing competitive total compensation to enhance our ability to attract and retain knowledgeable and experienced senior executives;

•	substantially increasing the metrics under our Annual Incentive Plan each year to challenging levels;

•	providing that exceptional rewards are attained only for exceptional performance;

•	providing that time-based equity awards, granted chiefly for retention purposes, are subject to a four-year vesting schedule;

•	prohibiting the grant of excessive perquisites such as the personal use of airplanes, Company-provided auto and/or auto allowances or club dues;

•	setting compensation and incentive levels that reflect competitive market practices and reflect the global nature of our business; and

•	requiring material stock holdings to align the interests of senior executives with those of our stockholders.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation program as described in this Proxy Statement. This is an advisory vote to approve Named Executive Officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4

APPROVAL OF THE PERFORMANCE CRITERIA IN THE ATLAS AIR WORLDWIDE HOLDINGS, INC. 2007 INCENTIVE PLAN (AS AMENDED) PURSUANT TO SECTION 162(m) OF THE CODE

The Atlas Air Worldwide Holdings, Inc. 2007 Incentive Plan (as amended) (the “Plan”) was approved by the stockholders at the 2007 Annual Meeting. The purpose of the Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards and stock units, including restricted stock units or combinations thereof, all as more fully described below.

The Plan replaced the 2004 LTIP (“prior plan”) on May 23, 2007, and no new awards have been granted under the prior plan since that time. Awards outstanding under the prior plan continue to be governed by the terms of that plan and the agreements under which they were granted.

Stockholder Approval

The Board of Directors is recommending that the stockholders approve the material terms of the performance criteria in the Plan. Stockholder approval of these performance goals is a condition to the availability of the performance-based compensation exception to the deduction limitation under Section 162(m) of the Code for certain future performance-based awards under the Plan.

Section 162(m) places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to a “covered employee,” which for purposes of Section 162(m) means any person who as of the last day of the fiscal year is the Chief Executive Officer or one of the Company’s three other most highly compensated Executive Officers (other than the Chief Financial Officer). There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m). For certain forms of compensation, one such condition is that not less frequently than every five years there be disclosure to and approval by the stockholders of the material terms of the performance criteria of the Plan under which compensation will be paid. The Company’s stockholders previously approved the Plan and its material terms (including the performance criteria) at the 2007 Annual Meeting. Therefore, at the 2012 Annual Meeting, the Company is asking stockholders to approve for a second time the material terms of the performance criteria under the Plan.

For purposes of Section 162(m), the material terms of the performance criteria include (i) the employees eligible to receive compensation under the Plan, (ii) a description of the business goals on which the performance criteria are based, and (iii) the maximum award that can be paid to an employee under the performance goals. Stockholder approval of this Proposal will be deemed to constitute approval of each of these aspects of the Plan for purposes of the approval requirements of Section 162(m) of the Code.

Section 162(m) Performance Criteria

Performance Criteria. The Plan provides for performance awards entitling the recipient to receive cash or common stock following the attainment of performance goals determined by the administrator. Performance conditions may also be attached to other awards under the Plan. In the case of any performance award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code, the administrator will use one or more objectively determinable measures of performance relating to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A performance criterion and any targets with respect thereto determined by the administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the administrator may provide in the case of any award intended to qualify for such exception that one or more of the performance criteria applicable to such award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable performance criterion or criteria.

Maximum Awards. The maximum number of shares of stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of stock subject to stock appreciation rights granted to any person in any calendar year will each be 200,000. The Board of Directors recently amended the Plan, subject to stockholder approval, to provide that the maximum number of shares subject to other awards granted to any person in any calendar year will be 500,000 shares (an increase from the prior level of 100,000 shares) and the maximum amount payable to any person in any year under cash awards will be $5,000,000 (an increase from the prior level of $3,000,000). The Board of Directors increased the maximum equity and cash award amounts in order to provide the Compensation Committee with greater flexibility when making award decisions over the 2012 – 2017 period. The Board of Directors also took this action to ensure that the Plan remains competitive with those maintained by other organizations over the ensuing five-year period.

Eligibility and Participation. Employees of the Company’s operating subsidiaries, including executive officers, directors and other employees providing services to the Company or its subsidiaries who are in a position to make a significant contribution to the success of the Company are eligible to receive awards under the Plan. As of April 20, 2012, there were approximately 250 of such employees participating in the Plan. Six non-employee Directors of the Company are also participating in the Plan.

Plan Features That Protect Stockholder Interests

The Plan contains several features that are intended to protect the interests of our stockholders. The more prominent of these include:

•

No Liberal Share Recycling. The Plan has been amended to prohibit shares tendered as full or partial payment upon exercise of an award and shares withheld or otherwise remitted to the Company to satisfy a participant’s tax withholding obligation from being made available for future issuance under the Plan.

•	Independent Plan Administration. The Compensation Committee, comprised solely of non-employee, independent Directors, administers the Plan.

•

Minimum Vesting and Performance Periods. Performance awards granted to date (performance shares and performance share units) have a minimum three-year vesting term, and time-based awards made to date (restricted shares and restricted stock units) have a three or four-year vesting period.

•	No Re-pricing. Awards may not be pre-priced without stockholder approval.

•	No In-the-Money Grants. Options may not be granted with exercise prices below market value.

Why You Should Vote to Approve the Performance Criteria

We believe that the Plan is important to our continued growth and success. The purpose of the Plan is to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals. We believe that providing these individuals with an opportunity to acquire a direct proprietary interest in the operations and future success of the Company will motivate these individuals to serve the Company and its stockholders by expending the maximum effort to improve our business and results of operations. We believe that equity award grants under the Plan are a valuable incentive to participants and benefit stockholders by aligning more closely the interests of Plan participants with those of our stockholders.

Approval of the material terms of the Plan’s performance goals as described above does not increase the number of shares available for issuance or grant under the Plan nor does it alter any share counting methodologies under the Plan.

The Compensation Committee and the Board believe that it is in the best interests of the Company and its stockholders to enable the Company to implement compensation arrangements that qualify as tax-deductible performance-based compensation under the Plan. The Board is therefore asking the stockholders to approve, for Section 162(m) purposes, the material terms of the performance goals as set forth above. However, stockholder approval of the performance goals under the Plan is only one of several requirements under Section 162(m) that must be satisfied for equity and cash awards to qualify for the performance-based compensation exemption under Section 162(m). Submission of the material terms of the performance goals for the Plan should not be viewed as a guaranty that the Company can deduct all compensation under the Plan. The Plan, and its compliance with Section 162(m), is an essential feature in our ability to attract and retain top quality management by allowing us to offer a compensation program that is competitive with our peer group and with general industry standards. In the event we are not able to satisfy the conditions of “qualified performance-based compensation” under Section 162(m) for any reason, including failure of the stockholders to approve this Proposal, the Compensation Committee may decide to make any payments or grant awards under the Plan that do not qualify for tax deductibility under Section 162(m) of the Code.

Overview

The following is a summary of the material features of the Plan.

Administration. The Plan is administered by the Compensation Committee. The term “administrator” is used in this proxy statement to refer to the person (the Compensation Committee and its delegates) charged with administering the Plan. Under the Plan, the administrator may grant stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards (in cash or stock), cash awards and stock units, including restricted stock units, or combinations thereof, and may waive terms and conditions of any award.

The administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to shares of stock subject to an award.

Limitations on Awards. As indicated above, Section 162(m) of the Code places annual limitations on the deductibility, for tax return purposes, by public companies of compensation in excess of $1,000,000 paid to each of the Chief Executive Officer and the other three most highly paid Executive Officers (other than the Chief Financial Officer), unless, among other things, the compensation is performance-based. For compensation attributable to stock options and stock appreciation rights to qualify as performance-based, the plan under which they are granted must state a maximum number of shares with respect to which options and rights may be granted to an individual during a specified period and must be approved by the Company’s stockholders. To comply with these requirements, the Plan provides that the maximum number of shares as to which options may be granted and the maximum number of shares as to which stock appreciation rights may be granted to any participant during any fiscal year will each be 200,000. The Plan was recently amended, subject to stockholder approval, to provide that the maximum number of shares as to which other awards may be granted to any participant during any fiscal year will be 500,000 and the maximum amount payable as cash awards to any person in any fiscal year will be $5,000,000.

Adjustments. In the event of a stock dividend, stock split or other change in our capital structure, the administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, and to the exercise prices of awards affected by the change. The administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of awards.

Stock Options. The exercise price of a stock option granted under the Plan shall not be less than 100% of the fair market value of the Common Stock at the time of grant. Fair market value shall be determined in accordance with the requirements of Section 422 and Section 409A of the Code. Subject to the foregoing, the administrator will determine the exercise price of each option granted under the Plan on the basis of the closing price of the stock on the date of grant of the option.

Two types of stock options may be granted under the Plan: incentive stock options, or “ISOs,” which are subject to special tax treatment as described below, and nonstatutory stock options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries. The expiration date of options cannot be more than ten years after the date of the original grant. The administrator may determine other terms and conditions related to the exercise of an option, including the time at which options may be exercised and conditions relating to the exercise of options. No stock options may be granted under the Plan after March 20, 2017, but stock options previously granted may extend beyond that date in accordance with their terms. The exercise price may be paid in cash, by check payable to the order of the Company or by any combination thereof.

Stock Appreciation Rights (SARs). Although none have been issued to date, the administrator may grant SARs under the Plan. An SAR entitles the holder upon exercise to receive Common Stock equal in value to the excess of the fair market value of the shares of stock subject to the right over the fair market value of such shares on the date of grant. SARs granted under the Plan may not be repriced other than in accordance with the applicable stockholder approval requirements of NASDAQ.

Stock Awards; Stock Units. The Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of Common Stock. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to us unless specific conditions are met. The administrator may provide that any recipient of an award of restricted stock will have all the rights of a Company stockholder, including the right to vote the shares and to receive dividends. Other awards under the Plan may also be settled with restricted stock. The Plan provides also for the grant of stock units, including restricted stock units, entitling the recipient to receive shares of Common Stock (or cash measured by the value of the Common Stock) in the future on such conditions as the administrator may specify.

Performance Awards.    As noted above, the Plan provides for performance awards entitling the recipient to receive cash or common stock following the attainment of performance goals determined by the administrator. Performance conditions may also be attached to other awards under the Plan. See “Performance Criteria” above for a listing of the various objectively determinable measures of performance that may be used by the administrator in making an award intended to qualify for the performance-based remuneration exception described in Section 162(m) of the Code.

Stock Price.    The closing price of the Company’s Common Stock as reported on NASDAQ on April 20, 2012 was $45.41 per share.

Repricing. Any stock options or SARs that may be granted under the Plan may not be repriced other than in accordance with the applicable stockholder approval requirements of NASDAQ.

Transferability. Neither ISOs nor, except for gratuitous transfers to the extent permitted by the administrator, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient.

Termination. The Plan sets forth how awards may be treated in the event that a participant’s employment terminates. The administrator, however, may provide for different default treatment, dependent upon the type of award granted. Upon termination of a participant’s employment, all awards requiring exercise will cease to be exercisable and will terminate, and all other awards, to the extent not vested, will be forfeited unless the administrator provides otherwise. Notwithstanding the above, unless the administrator provides otherwise, if a participant dies or terminates employment by reason of disability, options and SARs exercisable immediately prior to death or disability may be exercised by the participant’s executor, administrator or transferee during a period of one year following such death or termination by reason of disability (or for the remainder of their original term, if less). In the case of termination of the participant’s employment for reasons other than death or disability, options and SARs remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less); provided that if in the administrator’s judgment the reason for the award holder’s termination casts discredit on the participant sufficient to justify immediate termination of the award, then such award will immediately terminate.

Change of Control. In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated and there is a surviving or acquiring corporation, the Plan permits the administrator to arrange for the assumption of awards outstanding under the Plan or the grant to participants of replacement awards by that corporation. If the merger, consolidation or other transaction is one in which holders of common stock will receive a payment upon consummation of the transaction, the administrator may provide for a cash-out payment with respect to some or all awards outstanding. All outstanding awards not assumed by the surviving or acquiring corporation or cashed-out shall become exercisable immediately prior to the consummation of such merger, consolidation or other transaction and upon such consummation all outstanding awards that have not been assumed or replaced will terminate. The administrator may provide for different or additional terms relating to a change of control of the Company in the awards. In the case of any such merger, consolidation or other transaction, awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

Amendment. The administrator may amend the Plan or any outstanding award at any time, provided that except as otherwise expressly provided in the Plan the administrator may not, without the participant’s consent, alter the terms of an award so as to affect materially and adversely the participant’s rights under the award, unless the administrator expressly reserved the right to do so at the time of the award. No such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required by law (including the Code and applicable stock exchange requirements).

Federal Tax Effects

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of awards under the Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Nonstatutory Options. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, appreciation or depreciation after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death or permanent and total disability) is treated as a NSO. ISOs are also treated as non-ISOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000. Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% U.S. federal tax and may not be deductible to the Company.

Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly. However, the Company will not be liable to any participant or other holder of an award with respect to any award-related adverse tax consequences arising under Section 409A or any other provision of the Code.

Plan Benefits

The future benefits or amounts that would be received under the Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time. Details concerning award grants made in respect of the fiscal year ended December 31, 2012 appear in the tables below.

The following table sets forth information regarding time-based restricted stock units and performance-based stock units granted under the Plan in the first quarter of 2012:

Name/Group	Number of Restricted Stock Units Granted (1)	Dollar Value of Restricted Stock Units (1)	Number of Performance Stock Units Granted (2)	Dollar Value of Performance Stock Units at Target (2)
William J. Flynn	32,760	$1,653,070	32,760	$1,653,070
John W. Dietrich	20,220	1,020,301	20,220	1,020,301
Michael T. Steen	20,220	1,020,301	20,220	1,020,301
Adam R. Kokas	12,884	650,127	12,884	650,127
Spencer Schwartz	12,884	650,127	12,884	650,127
Executive Officers (6 persons)	101,343	5,113,772	101,343	5,113,772
Non-Executive Directors (6 persons)	—	—	—	—
Other Employees (64 persons)	93,000	4,692,777	57,000	2,876,217

(1)	Represents award of time-based restricted stock units that vest ratably over a four-year period beginning in 2013. Each unit is converted automatically into one share of our Common Stock upon vesting. The fair value of the restricted stock units is based on the closing market price of our Common Stock as of the date of the award.

(2)	Represents target award of performance-based stock units that vest only if certain pre-established performance criteria for the period beginning on January 1, 2012 and ending December 31, 2014 are achieved. To the extent these awards are earned, they will be paid out in 2015. The maximum payout is 200% of the target amount. The fair value of the performance stock units shown in the table is based on the closing market price of our Common Stock as of the date of the award.

The table below sets forth the estimated target amounts that might be distributed as annual cash incentive performance awards under the Plan for the fiscal year 2012, based on current salary. As noted above, the Plan was recently amended to limit the maximum cash amount payable to any participant under the Plan in any fiscal year to $5,000,000, subject to stockholder approval. Cash incentive performance awards under the Plan will not be paid unless certain pre-determined performance goals and objectives set by the Compensation Committee for the 2012 fiscal year are met. Awards paid out at the threshold level are equal to 75% of target, while maximum payouts are equal to 200% of the targeted amount.

Name/Group	Target Bonus ($)(1)
William J. Flynn	900,000
John W. Dietrich	537,625
Michael T. Steen	467,500
Adam R Kokas	366,563
Spencer Schwartz	318,750
Executive Officers as a Group (6 persons)	2,696,188
Non-Executive Directors (6 persons)	—
Other Employees (250 persons)	6,675,992

(1)	These amounts are based on a percentage of salary and may change in the event that an individual’s salary changes.

The following table summarizes the securities authorized for issuance under our equity compensation plans at December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders	1,154,990	$3.06	(1)	1,248,599

Total	1,154,990	$3.06		1,248,599

(1)	Includes 1,085,517 of restricted and performance shares and units, which have no exercise price, and 69,473 stock options at having an average exercise price of $50.89.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR 162(m) PERFORMANCE CRITERIA FOR PURPOSES OF THE 2007 INCENTIVE PLAN (AS AMENDED).

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED

AT THE 2013 ANNUAL MEETING

Stockholder Proposals to Be Included in Our 2013 Proxy Statement

We currently expect to hold our 2013 annual meeting of stockholders on or about May 22, 2013. Under the rules of the SEC, if a stockholder wants us to include a proposal in the proxy statement and form of proxy for presentation at our 2013 annual meeting, the proposal must be received by our Secretary no later than January 2, 2013. All stockholder proposals must be made in writing and addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577.

Advance Notice Procedures

Under our By-Laws, and as permitted by the rules of the SEC, no stockholder nominations of persons for election to the Board of Directors and no other business may be brought before the 2013 annual meeting of stockholders except as specified in the notice of the meeting or otherwise brought before such annual meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to us (containing certain information specified in our By-Laws) not earlier than March 4, 2013 and not later than March 25, 2013. A copy of the By-Laws will be sent to any stockholder upon written request to the Secretary of AAWW. These requirements are separate and apart from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have his or her proposal included in our Proxy Statement as discussed above.

ADDITIONAL COPIES OF ANNUAL REPORT

A copy of our 2011 Annual Report accompanies this Proxy Statement. If any person who was a beneficial owner of Common Stock on the Record Date desires additional copies, such copies may be obtained without charge upon request in writing addressed to the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York 10577. Each such copy of our 2011 Annual Report so furnished does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon written request and upon payment of a reasonable specified fee. The Form 10-K is also available on our website at www.atlasair.com.

ADDITIONAL INFORMATION

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to continue receiving individual copies of our proxy statement and annual report, please write or call us at the following address or phone number: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000. We will promptly deliver an additional copy of the proxy and/or the annual report to any stockholder who so requests.

List of Stockholders

At the Annual Meeting and for 10 days prior to the meeting, the names of stockholders entitled to vote at the Annual Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577, by contacting the Secretary of AAWW.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-laws restrict foreign ownership of shares of our Common Stock. The restrictions imposed by federal aviation law (49 U.S.C. §41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States.” There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of Common Stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our, Atlas’s or Polar’s operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the stockholder certifies that such stockholder is a “Citizen of the United States” as defined by 49 U.S.C. §40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any stockholder who writes or calls us at the following address or phone number: Attention: the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, New York, 10577, (914) 701-8000.

Extent of Incorporation by Reference of Certain Materials

The Audit Committee Report and the Compensation Committee Report on Executive Compensation included in this Proxy Statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under or subject to Regulation 14A or 14C (other than Item 7 to Regulation 14A), or to the liabilities of Section 18 of the Exchange Act, except to the extent we specifically incorporate such reports by reference therein.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the election of directors, the ratification of the selection of our independent auditors, the advisory vote on Say on Pay, and the approval of performance criteria for purposes of Section 162(m) under the 2007 Incentive Plan (as amended), all as described above. If any other matter is properly brought before the Annual Meeting for action by the stockholders, all proxies (in the enclosed form) returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

WILLIAM J. FLYNN
President and Chief Executive Officer

April 23, 2012

Exhibit A

Towers Watson Database — Aerospace/Defense and Automotive and Transportation Vehicles

Aerojet

Alliant Techsystems

BAE Systems

Boeing

Chrysler

Continental Automotive Systems

Curtiss-Wright

Daimler Trucks North America

Federal-Mogul

Ford

General Atomics

General Dynamics

General Motors

Goodrich

Harley-Davidson

Hexcel

Honeywell

JM Family Enterprises

Johnson Controls

Kaman Industrial Technologies

Lockheed Martin

L-3 Communications

Navistar International

Nissan North America

Oshkosh

Rockwell Collins

Space Systems Loral

Spirit AeroSystems

TRW Automotive

United Technologies

Visteon

Exhibit B

Companies that Comprise the Towers Watson Data Services Long-Term Incentives, Policies and

Practices Database

Energy Sector

Tesoro Corporation

Schlumberger, Ltd.

Occidental Petroleum Corporation

Baker Hughes, Inc.

NuStar Energy LP

Arch Coal

Massey Energy Company

Patriot Coal Corporation

USEC, Inc.

BreitBurn Energy Partners LP

Southern Company

Dominion Resources, Inc.

PG&E Corporation

Entergy

DTE Energy Company

Progress Energy, Inc.

Mirant Corporation

Edison Mission Energy

Oncor Electric Delivery Company

Portland General Electric Company

ALLETE

ITC Holdings Corporation

Financial Services Sector

Wells Fargo & Company

SunTrust Banks, Inc.

Freddie Mac

Regions Financial Corporation

Key Corp

BBVA Compass

Synovus Financial Corporation

Commerce Bancshares

BancorpSouth, Inc.

Colonial BancGroup

Bank of Hawaii

Citizens Republic Bancorp

Irwin Financial Corporation

HomeStreet Bank

The Independent BankersBank

ICBC

Bank of New York Mellon Corporation

CIT Group, Inc.

Discover Financial Services

CME Group, Inc.

MetLife, Inc.

ING America

Northwestern Mutual Life Insurance Co.

MassMutual Financial Group

The Progressive Corporation

Sun Life Financial, Inc.

Hartford Financial Services Group, Inc.

Assurant, Inc.

Blue Cross Blue Shield of Massachusetts

The First American Corporation

CareFirst BlueCross BlueShield

Reinsurance Group of America, Inc.

AXIS Capital Holdings, Ltd.

CUNA Mutual Group

The Hanover Insurance Group, Inc.

Protective Life Corporation

Asurion

OneBeacon U.S. Holdings, Inc.

Blue Cross Blue Shield of Nebraska

Transatlantic Reinsurance Company

Grange Mutual Casualty

Blue Cross & Blue Shield Association

Simon Property Group, Inc.

Vornado Realty Trust

Duke Realty Corporation

Piedmont Office Realty Trust, Inc.

Home Properties, Inc.

Regency Centers Corporation

Entertainment Properties Trust

Dupont Fabros Technology, Inc.

Health Care Sector

WellPoint, Inc.

HCA, Inc.

Health Net, Inc.

Baxter International, Inc.

Boston Scientific Corporation

Owens & Minor, Inc.

Stryker Corporation

Zimmer Holdings, Inc.

Smith & Nephew PLC

Hospira, Inc.

Beckman Coulter, Inc.

LifePoint Hospitals, Inc.

C. R. Bard, Inc.

Teleflex, Inc.

Rural/Metro Corporation

Analogic Corporation

Urologix, Inc.

Highmark, Inc.

Sutter Health

Carolinas Healthcare System

Baylor Health Care System

Memorial Hermann Healthcare System

Golden Living

Main Line Health

Exempla Healthcare

Aurora Health Care

Thermo Fisher Scientific, Inc.

Genzyme Corporation

Allergan, Inc.

Biogen Idec, Inc.

Novartis, Vaccines & Diagnostics

Life Technologies Corporation (Invitrogen)

Millipore Corporation

Charles River Laboratories International

Sepracor, Inc.

Medicis Pharmaceutical Corporation

Affymetrix, Inc.

Merial, Ltd.

Amicus Therapeutics, Inc.

Incyte Corporation

Manufacturing

Ford Motor Company

Visteon Corporation

Exide Technologies

Cooper Standard Automotive

Affinia

Hayes Lemmerz International, Inc.

Honeywell International, Inc.

Northrop Grumman Corporation

Emerson Electric Company

BAE Systems PLC

Raytheon Company

Illinois Tool Works, Inc.

Navistar International Corporation

Textron, Inc.

AGCO Corporation

SPX Corporation

USG Corporation

Parsons Corporation

Lennox International, Inc.

Hubbell, Inc.

Pall Corporation

Bucyrus International, Inc.

A.O. Smith Corporation

IDEX Corporation

First Solar, Inc.

Federal Signal Corporation

Tredegar Corporation

GenCorp, Inc.

Lydall, Inc.

Preformed Line Products Company

Sentry Group

Fortune Brands, Inc.

Mohawk Industries, Inc.

Avery Dennison Corporation

Newell Rubbermaid, Inc.

The Black & Decker Corporation

Brunswick Corporation

Hasbro, Inc.

KB Home

Snap-on, Inc.

Rayovac Remington

Tupperware Brands Corporation

Warnaco Group, Inc.

Polaris Industries, Inc.

Sealy Corporation

The Timberland Company

La-Z-Boy, Inc.

Oxford Industries, Inc.

PepsiCo, Inc.

Kraft Foods, Inc.

Mars, Incorporated

Coca-Cola Enterprises, Inc.

Kellogg Company

The Hershey Company

PepsiAmericas, Inc.

Constellation Brands, Inc.

Ralcorp Holdings, Inc.

Universal Corporation

E. & J. Gallo Winery

McCain Foods USA

Wells’ Dairy, Inc.

RiceTec, Inc.

The Dow Chemical Company

DuPont

International Paper Company

Syngenta AG

Potash Corporation

Gerdau Ameristeel Corporation

Weyerhaeuser Company

Sonoco Products Company

Pactiv Corporation

W. R. Grace & Company

Solutia, Inc.

Boise, Inc.

Verso Paper Corporation

Stepan Company

Louisiana-Pacific Corporation

Luck Stone Corporation

Micron Technology, Inc.

Spansion, Inc.

Ingram Micro, Inc.

Apple, Inc.

Arrow Electronics, Inc.

EMC Corporation

Western Digital Corporation

Epson America, Inc.

Plexus Corporation

Zebra Technologies Corporation

Hutchinson Technology, Inc.

MTS Systems Corporation

Services

Waste Management, Inc.

URS Corporation

HD Supply, Inc.

Kelly Services, Inc.

Iron Mountain, Inc.

Securitas Security Services, USA

HNI Corporation

Equifax, Inc.

ACCO Brands Corporation

Freeman

Safety-Kleen Systems, Inc.

TransUnion LLC

Underwriters Laboratories

Sykes Enterprises, Inc.

CBIZ, Inc.

The Corporate Executive Board Company

Information Resources, Inc.

American Bureau of Shipping

Gate Gourmet, Inc.

Royal Caribbean Cruises, Ltd.

Apollo Group, Inc.

P.F. Chang’s China Bistro, Inc.

Papa John’s International, Inc.

Isle of Capri Casinos, Inc.

Gaylord Entertainment Company

Red Robin Gourmet Burgers, Inc.

DIRECTV Group, Inc.

Time Warner Cable, Inc.

Cox Enterprises, Inc.

Gannett Company

The McGraw-Hill Companies

Meredith Corporation

The Seattle Times

Wal-Mart Stores, Inc.

CVS Caremark Corporation

The Home Depot, Inc.

Target Corporation

Safeway, Inc.

Macy’s, Inc.

Staples, Inc.

J.C. Penney Company

Kohl’s Corporation

The Gap, Inc.

Office Depot, Inc.

Limited Brands, Inc.

Nordstrom, Inc.

OfficeMax, Inc.

CarMax, Inc.

AutoZone, Inc.

Ross Stores, Inc.

Blockbuster, Inc.

Advance Auto Parts, Inc.

RadioShack Corporation

Belk, Inc.

Collective Brands, Inc.

Saks, Inc.

Hannaford Brothers Company

Sally Beauty Holdings, Inc.

Ann Taylor Stores Corporation

Ingram Industries, Inc.

Jo-Ann Stores, Inc.

Aeropostale, Inc.

LL Bean

Talbots, Inc.

99 Cents Only Stores

Google, Inc.

The Western Union Company

Unisys Corporation

Intuit, Inc.

CACI International, Inc.

Paychex, Inc.

Scientific Research Corporation

Online Resources Corporation

AT&T, Inc.

Qwest Communications International, Inc.

Embarq Corporation

Windstream Corporation

BT Americas

Crown Castle International Corporation

Consolidated Communications Holdings, Inc.

AMR Corporation

Delta Air Lines, Inc.

United Airlines

US Airways Group, Inc.

CSX Corporation

Southwest Airlines Company

Norfolk Southern Corporation

Con-Way, Inc.

UTi Worldwide, Inc.

Alaska Air Group, Inc.

JetBlue Airways Corporation

Alexander & Baldwin, Inc.

Atlas Air Worldwide Holdings, Inc.

American Commercial Lines, Inc.

 You can now access your Atlas Air Worldwide Holdings, Inc account online.

Access your Atlas Air Worldwide Holdings, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Atlas Air Worldwide Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue, Purchase, New York 10577

Proxy for the Annual Meeting of Stockholders – June 1, 2012

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Adam R. Kokas, Spencer Schwartz and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atlas Air Worldwide Holdings, Inc., to be held at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, 38th Floor, New York, NY 10036 on Friday, June 1, 2012 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election as directors of all of the nominees listed on the reverse side, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors, FOR the advisory vote to approve Named Executive Officer compensation and FOR the approval of the performance criteria under the 2007 Incentive Plan (as amended) for Section 162(m) purposes, all as described in the Proxy Statement. The undersigned authorizes the Proxies to vote, in their discretion, upon any other matters as may properly come before the Annual Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR the election as directors of the persons named in proposal 1, FOR the ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors as set forth in proposal 2, FOR the advisory vote to approve Named Executive Officer compensation as set forth in proposal 3 and FOR the approval of the performance criteria under the 2007 Incentive Plan (as amended) for Section 162(m) purposes as set forth in proposal 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)
SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-950

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

Atlas Air Worldwide

Holdings, Inc.

▼  FOLD AND DETACH HERE  ▼

Please sign, date and return this proxy card in the enclosed envelope. The Board of Directors recommends a vote FOR the listed nominees.	Please mark your votes as indicated in this example	☒

1.	Election of Directors Nominees:	FOR all nominees for director as listed (except as marked to the contrary).	WITHHOLD AUTHORITY to vote for all nominees listed.	WITHHOLD AUTHORITY to vote for an individual nominee(s). Write name(s) below.
	01 Robert F. Agnew 02 Timothy J. Bernlohr 03 Eugene I. Davis 04 William J. Flynn 05 James S. Gilmore III 06 Carol B. Hallet and 07 Frederick McCorkle	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

Mark here if you plan to attend the meeting.	☐	If you attend the meeting, you will be accompanied by.

		FOR	AGAINST	ABSTAIN

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐

3.	Advisory vote to approve Named Executive Officer compensation. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐

4.	Approval of the performance criteria under the 2007 Incentive Plan (as amended) for Section 162(m) purposes. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐

Certification:

Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.’s certificate of incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that (1) you are a United States citizen as that term is defined by federal aviation law, or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature	Signature	Date